UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ENDO PHARMACEUTICALS HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MAY 2, 2008

100 Endo Boulevard

Chadds Ford, PA 19317

610.558.9800

www.endo.com

May     , 2008

Dear Endo Pharmaceuticals Holdings Inc. Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Endo Pharmaceuticals Holdings Inc., which will be held on June 26, 2008 at 10:00 a.m., local time, at our corporate headquarters located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

At the meeting, we will be electing eight members of our Board of Directors, voting on an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock of the Company authorized for issuance, and voting to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants. In addition to these formal items of business, we will report on our past performance and future prospects.

We look forward to seeing you at the Annual Meeting should you be able to attend. If you do plan to attend, please bring the enclosed Stockholder Admission Ticket with you.

Your vote is important. Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. You may revoke your proxy at any time before it is exercised as explained in this Proxy Statement.

Thank you for your continued interest in Endo Pharmaceuticals Holdings Inc.

Very truly yours,

DAVID. P. HOLVECK

President & Chief Executive Officer

May     , 2008

This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about

May     , 2008.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MAY 2, 2008

100 Endo Boulevard

Chadds Ford, PA 19317

610.558.9800

www.endo.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2008

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (referred to as the Company), will be held on June 26, 2008 at 10:00 a.m., local time, at our corporate headquarters located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

The purposes of the meeting are:

(1) To elect eight directors, representing all of the members of the board of directors of the Company, to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2) To amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance;

(3) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(4) To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 20, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting and any adjournment thereof.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by MARKING, SIGNING, DATING AND PROMPTLY RETURNING the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. Returning your proxy card will not limit your rights to attend or vote at the Annual Meeting.

By order of the Board of Directors,

CAROLINE B. MANOGUE

Secretary

Chadds Ford, Pennsylvania

May     , 2008

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MAY 2, 2008

ENDO PHARMACEUTICALS HOLDINGS INC.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

PROXY STATEMENT

For the Annual Meeting of Stockholders to be held on June 26, 2008

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo Pharmaceuticals Holdings Inc. (referred to as Endo, the Company, we, or us), a Delaware corporation, of proxies to be voted at our 2008 Annual Meeting of Stockholders to be held on June 26, 2008, beginning at 10:00 a.m., local time. The Annual Meeting will be held at our corporate headquarters located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about May     , 2008.

ANNUAL MEETING ADMISSION

A Stockholder Admission Ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the Stockholder Admission Ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Endo stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have a Stockholder Admission Ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Endo stock, to:

Endo Investor Relations

100 Endo Boulevard

Chadds Ford, PA 19317

Stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting. Directions to the site of the Annual Meeting are available on our website at http://www.endo.com/aboutus/location.html.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

STOCKHOLDERS ENTITLED TO VOTE

Holders of shares of Endo common stock at the close of business on May 20, 2008 (the record date), are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were             shares of Endo common stock outstanding and entitled to vote.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy card indicates the number of votes you have.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important. Stockholders of record can vote by mail or by attending the Annual Meeting and voting by ballot as described below.

Vote by Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

Voting by mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted FOR each of the nominees for election as director, FOR the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2008.

GENERAL INFORMATION ON VOTING AND REQUIRED VOTE

You are entitled to cast one vote for each share of Endo common stock you own on the record date. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the issued and outstanding shares of the common stock. Provided that a quorum is present, the approval of the ratification of the appointment of the Company’s registered public accounting firm will require the affirmative vote of a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy.

The presence of the holders of a majority of the outstanding shares of common stock as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “abstain” will have the effect of a vote against the proposal or nominee. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have the discretionary authority to vote the shares), will be considered present for the Annual Meeting for purposes of determining a quorum, and will have no effect on the vote with respect to the election of directors or the proposal relating to the approval of the ratification of the appointment of the Company’s registered public accounting firm. However, shares represented by a proxy as to which there is a “broker non-vote” will have the same effect as votes cast against the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.

All shares of common stock that have been properly voted and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares of common stock represented by that proxy will be voted FOR each of the nominees for election as director, FOR the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2008.

VOTING ON OTHER MATTERS

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date the Company began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	timely delivering of a valid, later-dated proxy; or

•

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

LIST OF STOCKHOLDERS

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 100 Endo Boulevard, Chadds Ford, Pennsylvania, by contacting the Secretary of the Company.

COST OF PROXY SOLICITATION

The Company will pay for preparing, printing and mailing this Proxy Statement and we will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained MacKenzie Partners, Inc. to assist in soliciting proxies. We will pay MacKenzie Partners, Inc. a base-fee of approximately $7,500 plus reasonable out-of-pocket expenses for these services.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors

The Amended and Restated Certificate of Incorporation of the Company provides that the number of directors of the Company shall be not less than seven nor more than eleven, the exact number of which shall be fixed from time to the time by resolution of the Board of Directors or by a resolution adopted by holders of a majority of the Company’s common stock. The Board of Directors, or Board, currently consists of seven members. On April 29, 2008, the Board of Directors fixed the number of directors at eight, effective June 26, 2008.

Directors need not be stockholders of the Company or residents of the State of Delaware. Directors are elected for a one-year term and generally hold office until their successors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. See “—2007 Compensation of Directors.” A vacancy on the Board, or a newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, even though less than a quorum remains. A director appointed to fill a vacancy remains a director until his or her successor is elected by the stockholders at the next annual meeting or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Currently, the Board of Directors consists of seven members. Currently serving as directors are Roger H. Kimmel, John J. Delucca, Michel de Rosen, David P. Holveck, George F. Horner, III, Michael Hyatt and Clive A. Meanwell, M.D., Ph.D. All are nominated by the Board of Directors of the Company for the election as directors of the Company, other than Mr. de Rosen. The Board of Directors has affirmatively determined that six of its seven current members are independent directors under the NASDAQ rules and regulations. The six independent directors under the NASDAQ rules and regulations are Messrs. Delucca, de Rosen, Horner, Hyatt, Kimmel and Dr. Meanwell. If the nominees recommended by the Board of Directors are elected at the 2008 Annual Meeting, seven of the Company’s eight directors will be independent directors under the NASDAQ rules and regulations.

Peter A. Lankau, the Company’s former President and Chief Executive Officer resigned from the Board of Directors effective January 28, 2008. On March 12, 2008, the Company announced that David P. Holveck had been named President and Chief Executive Officer effective April 1, 2008. Mr. Holveck was appointed to the Board of Directors on March 25, 2008 to fill the vacancy created by Mr. Lankau’s resignation.

On April 29, 2008, Mr. de Rosen informed the Board of Directors that he does not intend to stand for re-election upon the expiration of his term at the 2008 Annual Meeting of Stockholders in order to devote more time to his new position as Chief Executive Officer of Saint-Gobain Desjonqueres in France, a position he has held since March 31, 2008. Mr. de Rosen will continue to serve as a director of the Company until the expiration of his term at the 2008 Annual Meeting of Stockholders. The Board has determined to nominate Joseph C. Scodari at the 2008 Annual Meeting of Stockholders to fill the vacancy left by Mr. de Rosen’s departure.

On April 29, 2008, the Company and D.E. Shaw & Co., L.P. and certain of its affiliates (referred to as D.E. Shaw), which collectively beneficially own approximately 13.2 million shares of the Company’s outstanding common stock, entered into an agreement pursuant to which D.E. Shaw has the right to suggest an independent person not affiliated with D. E. Shaw for consideration by the Company’s Nominating & Governance Committee and Board for election or appointment to the Board of Directors. Of D.E. Shaw’s suggested director nominees, the Nominating & Governance Committee has recommended, and the Board of Directors has determined in accordance with its regular process, to nominate William F. Spengler at the 2008 Annual Meeting to serve as a member of the Board. In connection with the nomination of Mr. Spengler, the size of the Board of Directors is being increased to eight members, effective June 26, 2008. In addition, D.E. Shaw has agreed not to solicit proxies from the Company’s stockholders in connection with the election of directors or other matters until and, subject to certain other agreements and conditions, through the Company’s 2009 Annual Meeting of Stockholders and to vote all shares of Endo common stock which it is entitled to vote at the 2008 Annual Meeting in favor of (1) the election of each of the nominees of the Board and (2) the proposal to amend Endo’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.

The Board annually determines the independence of directors based on a review by the directors and the Nominating & Governance Committee. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NASDAQ Exchange listing guidelines. These standards are available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.”

Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Endo’s independent auditor (currently Deloitte & Touche LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

In addition, a director is not considered independent if any of the following relationships existed within the previous three years:

•	a director who is an employee of Endo, or whose immediate family member is an executive officer of Endo.

•

a director who receives any direct compensation from Endo other than the director’s normal director compensation, or whose immediate family member receives more than $60,000 in any one twelve consecutive month period in direct compensation from Endo other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Endo executive officer serves on that company’s compensation committee.

•

a director who is, or whose immediate family member is, a partner in, a controlling shareholder or an executive officer of any organization that makes payments to or receives payments from Endo for property or services that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

Members of the Audit, Compensation, and Nominating & Governance Committees must meet applicable independence tests of the NASDAQ.

In February 2008, the directors and Nominating & Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. The Nominating & Governance Committee determined that the six non-employee directors listed above are independent, and that the members of the Audit, Compensation, and Nominating & Governance Committees also meet the independence tests referenced above. In April 2008, the directors and Nominating & Governance Committee reviewed the responses of Joseph C. Scodari and William F. Spengler to the same questionnaire and determined that Joseph C. Scodari and William F. Spengler are independent. The Nominating & Governance Committee recommended this determination of Messrs. Scodari and Spengler’s independence to the Board of Directors and explained the basis for its decision, and this determination was adopted by the full Board. The Nominating & Governance Committee and the Board determined that neither Joseph C. Scodari nor William F. Spengler has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the Company that would compromise his independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by our Board of Directors (in addition to those listed above) in reaching its determination that the Company’s current non-employee directors and nominees are independent.

Name	Independent	Transactions/Relationships/Arrangements
John J. Delucca	Yes	None
Michel de Rosen	Yes	None
George F. Horner, III	Yes	None
Michael Hyatt	Yes	*
Roger H. Kimmel	Yes	None
Clive A. Meanwell, M.D., Ph.D.	Yes	None
Joseph C. Scodari	Yes	None
William F. Spengler	Yes	None

*	Mr. Hyattt is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment bank that performs services for the Company from time to time. During 2006, the Company reimbursed Bear, Stearns & Co., Inc. for expenses totaling $59,643, which were incurred in connection with sales of Company common stock by certain of our shareholders, including Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which a certain member of management has an interest). No amounts were paid to Bear, Stearns & Co., Inc. during 2007.

As of the date of this Proxy Statement, there are no material proceedings to which any director or executive officer of the Company, or any associate thereof, is a party that are adverse to the Company or any of its subsidiaries.

Between January 1, 2007 and December 31, 2007, the Board of Directors as a whole met fourteen times and acted by written consent on two occasions. All members of the Board of Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board of Directors on which they served in 2007.

Nominees

The following table sets forth the age and position currently held with the Company of persons nominated by the Board of Directors of the Company for election as directors of the Company:

Name	Age (as of May 28, 2008)	Position Currently Held with the Company
John J. Delucca	65	Director
George F. Horner, III	63	Director
Michael Hyatt	62	Director
Roger H. Kimmel	61	Chairman of the Board
David P. Holveck	62	President and Chief Executive Officer and Director
Clive A. Meanwell, M.D., Ph.D.	51	Director
Joseph C. Scodari	55	None
William F. Spengler	53	None

The proposed nominees for election as directors are willing to be elected as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee shall be designated by the present Board of Directors to fill the vacancy.

If elected, all nominees are expected to serve until the 2009 Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified or until his earlier death, resignation or removal.

Nominees for Directors

Set forth below are the principal occupation and certain other information about each of the Company’s current nominees for election as directors:

JOHN J. DELUCCA is currently a Director of Endo. Mr. Delucca was executive vice president and chief financial officer of the REL Consultancy Group until his retirement in 2004. Prior to that, he served as chief financial officer and executive vice president, finance & administration, of Coty, Inc., from 1999 to 2002. From 1993 to 1999, he was senior vice president and treasurer of RJR Nabisco, Inc. During his career, he also served in executive positions for Hascoe Associates, Inc., The Lexington Group, the Trump Group, International Controls Corp., and Textron, Inc. Mr. Delucca is currently a non-executive director and chairs the audit committee of ITC Deltacom. He also serves as a non-executive director, deputy chairman of the audit committee, member of the governance and nominations committee and member of the risk review committee of British Energy PLC and a non-executive director and member of the governance and nominating committee of Tier Technologies, Inc.

DAVID P. HOLVECK is President, Chief Executive Officer and a Director of Endo. Prior to joining Endo in April 2008, Mr. Holveck was President of Johnson & Johnson Development Corporation and Vice President, Corporate Development of Johnson & Johnson since 2004. Mr. Holveck joined Johnson & Johnson as a company Group Chairman in 1999, following the acquisition of Centocor, Inc. by Johnson & Johnson. Mr. Holveck was

Chief Executive Officer of Centocor, Inc. at the time of the acquisition. Mr. Holveck joined Centocor in 1983 and progressed through various executive positions. In 1992, he assumed the role of President and Chief Operating Officer and later that year was named President and Chief Executive Officer. Prior to joining Centocor, he had held positions at General Electric Company, Corning Glass Works and Abbott Laboratories. Mr. Holveck is a member of the Board of Trustees for The Fund for West Chester University, the Board of Directors of the Eastern Technology Council and Cleveland Clinic’s Industrial Advisory Board.

GEORGE F. HORNER III is currently a Director of Endo. Mr. Horner is the President and Chief Executive Officer of Prestwick Pharmaceuticals, Inc. He was the President and Chief Executive Officer and a member of the Board of Directors of Vicuron Pharmaceuticals Inc. from 1996 until its acquisition by Pfizer Inc. in September 2005. Prior to joining Vicuron, he was Corporate Vice President of Ligand Pharmaceuticals from 1993 to 1995. He also served in a number of executive positions during his 17 years at Abbott Laboratories from 1976 to 1993, including President, Canada; Regional Director, Latin America; General Manager, Mexico; General Manager, Southern Africa Region; and Regional Manager, Southeast Asia. Mr. Horner began his career in the pharmaceutical industry at E.R. Squibb, Inc., where he served in a number of sales and product management positions.

MICHAEL HYATT is currently a Director of Endo. Mr. Hyatt had been a director of Algos Pharmaceutical Corporation since November 1996 and became a director of Endo following its merger with Algos in July 2000. For more than five years, Mr. Hyatt has been a Senior Managing Director of Bear Stearns & Co., Inc.

ROGER H. KIMMEL is currently Chairman of the Board of Endo. Mr. Kimmel became Chairman of the Board upon the retirement of founder Carol A. Ammon on May 30, 2007. Mr. Kimmel had been a Director of Algos Pharmaceutical Corporation since July 1996 and became a Director of Endo following its merger with Algos in July 2000. Mr. Kimmel has been Vice Chairman of Rothschild Inc., an investment banking firm, since January 2001. Previously, Mr. Kimmel was a partner of the law firm Latham & Watkins for more than five years. Mr. Kimmel is also a director of Schiff Nutrition International, Inc.

CLIVE A. MEANWELL, M.D., Ph.D. is currently a Director of Endo. Since July 2005, Dr. Meanwell has been the chairman and chief executive officer of The Medicines Company, a pharmaceutical company based in Parsippany, New Jersey, since 2001. From September 2001 through July 2005, Dr. Meanwell was the Executive Chairman of The Medicines Company. Previously, he served as chairman, chief executive officer and president since the inception of The Medicines Company in 1996. From 1995 to 1996, Dr. Meanwell was a partner and managing director at MPM Capital L.P., a venture capital firm. Prior to that, he held various positions of increasing scope and responsibility at Hoffman-La Roche, Inc. from 1986 to 1995, most recently as senior vice president.

JOSEPH C. SCODARI is not currently a Director of Endo. Mr. Scodari was Worldwide Chairman, Pharmaceuticals Group, of Johnson & Johnson and a Member of Johnson & Johnson’s Executive Committee from March 1, 2005 until March 1, 2008. He joined Johnson & Johnson in 1999 as President of Centocor, Inc. when Johnson & Johnson acquired Centocor. At the time of that acquisition, he had been the President and Chief Operating Officer of Centocor and a member of Centocor’s Board of Directors since December 1997. In 2001, he was named Johnson & Johnson’s Group Chairman for the North American pharmaceutical business, and became a member of the Johnson & Johnson Pharmaceuticals Group Operating Committee. In 2003, Mr. Scodari was named Johnson & Johnson Group Chairman, Biopharmaceutical Businesses.

WILLIAM F. SPENGLER is not currently a Director of Endo. Mr. Spengler was until March 2008 Executive Senior Vice President and Chief Financial Officer at MGI Pharmaceuticals Inc., an oncology- and acute care- focused bio-pharmaceutical company, where he had worked since 2005. Prior to joining MGI Pharma, Mr. Spengler was Executive Vice President and Chief Financial Officer at Guilford Pharmaceuticals Inc. from July 2004 to October 2005. From 2002 to 2004, Mr. Spengler served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc., and from 2000 to 2002, he was Principal of North Charles

Investment Company. D.E. Shaw, which owns approximately 13.2 million shares of the Company’s common stock, proposed Mr. Spengler for consideration by the Company’s Nominating & Governance Committee and the Board to be included as a nominee for election to the Board at the 2008 Annual Meeting.

Director Not Standing for Re-election

MICHEL DE ROSEN, 57, is currently a Director of Endo. On April 29, 2008, Mr. de Rosen informed the Board that he does not intend to stand for re-election upon expiration of his term at the 2008 Annual Meeting of Stockholders but will continue to serve as a director of Endo until the expiration of his term at the 2008 Annual Meeting of Stockholders. Mr. de Rosen has served as a director of the Company since April 2006 and currently serves on the Nominating & Governance Committee and Transactions Committee. Mr. de Rosen is currently Chief Executive Officer of Saint-Gobain Desjonqueres in France, a position he has held since March 31, 2008. Mr. de Rosen is also currently Chairman of the Board of Directors of ViroPharma Incorporated, a position he has held since September 2002. Until March 31, 2008, in addition to serving as Chairman of the Board of Directors, Mr. de Rosen served as President and Chief Executive Officer of ViroPharma Incorporated since August 2000, and as a Director since May 2000. From 1993 to 1999, he held several key positions in Rhone-Poulenc Pharma and Rhone-Poulenc Rorer (now Sanofi-Aventis), including Chairman and Chief Executive Officer from May 1995 until December 1999. He began his career at the French Ministry of Finance and subsequently served in several leading government positions. He also served in various executive roles in industry prior to 1993. Mr. de Rosen also is a Director of ABB Ltd.

Vote Required

Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected.

The Board of Directors recommends a vote FOR the election of these nominees for election as directors.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member or all members of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

The Company does not have a policy on director attendance at annual meetings. All current directors (other than Mr. Horner) attended the 2007 Annual Meeting. All director nominees currently intend to attend the 2008 Annual Meeting.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to the Company’s directors, executives (including its chief executive officer, chief financial officer and chief accounting officer) and employees. The Code is posted on the Company’s website at www.endo.com, under “Investors-Corporate Governance.”

Common Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines (referred to as the Ownership Guidelines) both for non-employee Directors and for executive officers and senior management of the Company (collectively, Executive Management). The Board of Directors approved the Ownership Guidelines on February 20, 2008. The Board believes that non-employee directors and Executive Management should have a significant equity position in the Company and that the Ownership Guidelines will serve to further the Board’s interest in encouraging a longer-term focus in managing the Company. The Board also believes that the Ownership Guidelines align the interests of its directors and Executive Management with the interests of stockholders and further promote Endo’s commitment to sound corporate governance. The Ownership Guidelines are posted on the Company’s website at www.endo.com, under “Investors-Corporate Governance.”

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant rules of the U.S. Securities and Exchange Commission (referred to as the SEC) (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

The policy is as follows:

•

Related person transactions must be approved by the Board of Directors or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board of Directors or committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

•

The Board of Directors or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

The procedures are as follows:

•	Management or the affected director or executive officer will bring the matter to the attention of the Chairman, the chair of the Nominating & Governance Committee or the Secretary.

•

The Chairman shall determine (or if he is involved in the transaction, the Nominating & Governance Committee shall determine) whether the matter should be considered by the Board of Directors or by one of its existing committees consisting only of independent directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable

•	The Board of Directors or relevant committee will review each transaction annually to determine whether it continues to be in the Company’s best interests.

A discussion of our current related person transactions appears in this Proxy Statement under “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS.”

Committees of the Board of Directors and Related Reports

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating & Governance Committee and Transactions Committee, the respective members and functions of which are described below.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm and the accounting practices of the Company and the Company’s internal controls and legal compliance functions. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.” The charter describes the nature and scope of responsibilities of the Audit Committee.

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

Messrs. Delucca, Horner and Kimmel currently serve as members of the Audit Committee. Subject to their election at the 2008 Annual Meeting, the Board of Directors currently expects to appoint Messrs. Delucca, Horner, Kimmel and Spengler as members of the Audit Committee, effective June 26, 2008. Between January 1, 2007 and December 31, 2007, the Audit Committee met thirteen times, including periodic meetings held separately with management, the Company’s internal auditors and the independent registered public accounting firm. The Board has elected Mr. Delucca as Chair of the Audit Committee. The Board has determined that Mr. Delucca is a “financial expert”, as defined by the SEC regulations, and he has the related financial management expertise within the meaning of the NASDAQ rules. The Board of Directors has determined that Messrs. Delucca, Horner, Kimmel and Spengler are “independent” and financially literate in accordance with the criteria established by the SEC and the NASDAQ.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007 with the management of the Company and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Further, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in the Statement of Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, that relate to Deloitte & Touche LLP’s independence from the Company, and has discussed with Deloitte & Touche LLP their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit Committee has also discussed with management of the Company and Deloitte & Touche LLP such other matters and received such assurances from them as it has deemed appropriate.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2007 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has ratified, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm for the year ended December 31, 2008.

Submitted by the Audit Committee of the Company’s Board of Directors.

Members of the Audit Committee:

John J. Delucca (Chairman)

George F. Horner, III

Roger H. Kimmel

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Compensation Committee

The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the executive officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees of the Company. The Compensation Committee also reviews and acts on any recommendations of the Company’s management for awards granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan and the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan. The current members of the Compensation Committee are Messrs. Delucca, Horner and Hyatt, each of whom is “independent” in accordance with the criteria established by the SEC and the NASDAQ. Subject to their election at the 2008 Annual Meeting, the Board of Directors currently expects to appoint Messrs. Delucca, Horner and Scodari as members of the Compensation Committee, effective June 26, 2008 and to appoint Mr. Horner as Chair of the Compensation Committee, effective June 26, 2008. Prior to that, Mr. Hyatt will serve, and has served, as Chair of the Compensation Committee. Between January 1, 2007 and December 31, 2007, the Compensation Committee met thirteen times. The Compensation Committee operates pursuant to a written charter adopted by the Board of

Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.” The charter describes the nature and scope of responsibilities of the Compensation Committee. A report of the Compensation Committee appears in this Proxy Statement under “EXECUTIVE COMPENSATION—Compensation Committee Report on Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2007 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Nominating & Governance Committee

On December 13, 2006, the Board of Directors chartered the Nominating & Governance Committee, which is comprised of independent directors.

The Nominating & Governance Committee of the Board of Directors identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating & Governance Committee also oversees the Company’s corporate governance.

The Nominating & Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating & Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating & Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Secretary at Endo Pharmaceutical Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317, and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Among the qualifications considered in the selection of nominees, the Nominating & Governance Committee looks at the following attributes and criteria of nominees: experience, skills, expertise, and personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board of Directors. The Nominating & Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating & Governance Committee if they become aware of persons meeting the criteria described above. The Nominating & Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating & Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating & Governance Committee determines that the candidate warrants further consideration, the Chairman or a member of the Nominating & Governance Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating & Governance Committee might be considering, and conducts one or more interviews with the candidate. Generally, Nominating & Governance Committee members may conduct additional due diligence of the candidate. The Nominating & Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The current members of the Nominating & Governance Committee are Messrs. de Rosen, Kimmel and Hyatt. The Board has elected Mr. Kimmel as Chair of the Nominating & Governance Committee. Between January 1, 2007 and December 31, 2007, the Nominating and Governance Committee met four times. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are “independent” in accordance with the criteria established by the SEC and the NASDAQ. The Nominating & Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.” Subject to their election at the 2008 Annual Meeting, the Board of Directors currently expects to appoint Messrs. Kimmel and Hyatt and Dr. Meanwell as members of the Nominating & Governance Committee, effective June 26, 2008.

Transactions Committee

On July 31, 2007, the Board of Directors formed a Transactions Committee to provide advice and guidance to the Company’s management in connection with the exploration of strategic acquisition and licensing opportunities as well as any overture for merger with the Company, or sale of the Company or other like event. The current members of the Transactions Committee are Roger Kimmel, Michel de Rosen and George Horner. Subject to their election at the 2008 Annual Meeting, the Board of Directors currently expects to appoint Messrs. Kimmel, Horner and Hyatt as members of the Transactions Committee, effective June 26, 2008 and to appoint Mr. Hyatt as the Chair of the Transactions Committee, effective June 26, 2008. Prior to that, Mr. Kimmel will serve, and has served, as the Chair of the Transactions Committee.

ITEM 2

APPROVAL TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

Description of the Amendment and Vote Required

The Board of Directors is requesting approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock, $0.01 par value, that the Company is authorized to issue from 175,000,000 to 350,000,000 (the “Proposed Amendment”) and directing that the Proposed Amendment be submitted to the stockholders for approval at the 2008 Annual Meeting. If approved by the holders of a majority of the issued and outstanding shares of common stock, the Proposed Amendment will become effective upon the subsequent filing of the Proposed Amendment with the Delaware Secretary of State. The Proposed Amendment does not affect the number of preferred shares that the Company is authorized to issue, which remains at 40,000,000 shares of preferred stock.

If the Proposed Amendment is approved by our stockholders, the additional authorized shares of common stock will become part of the existing class of our shares of common stock, and the additional shares of common stock, when issued, will have the same rights and privileges as the shares of common stock now issued and outstanding. Adoption of the Proposed Amendment will not affect the rights of the holders of currently outstanding common stock.

Reasons For and Effects of the Proposed Amendment

The Proposed Amendment, if approved by our stockholders, will ensure that a sufficient number of shares of common stock of the Company will be available for issuance in the future. The Board of Directors believes that it is prudent to provide flexibility by authorizing a sufficient number of shares to avoid the necessity, as well as the delay and expense, of an additional stockholder vote in the foreseeable future. At the close of business on April 30, 2008, of the 175,000,000 authorized shares of the Company’s common stock, 121,584,254 were issued and outstanding. In addition to the shares of common stock outstanding as of April 30, 2008, there were approximately 5,846,006 shares of the Company’s common stock reserved (but not yet issued) for outstanding stock awards and 6,745,273 shares of the Company’s common stock that will be or have been reserved (but not yet issued) for future stock award grants pursuant to the Company’s stock award plans. All of the remaining 40,824,467 of the authorized shares of the Company’s common stock have been reserved for issuance as a result of the issuance of the Company’s 1.75% Convertible Senior Subordinated Notes due 2015 and the related warrant and hedge transactions. In addition, approximately 29 million shares of the Company’s common stock that may become available for issuance in the future will be become immediately reserved for future issuance pursuant to the aforementioned transactions.

The Board of Directors desires to have additional shares of common stock available to provide flexibility for future business and financial purposes. The additional shares of authorized common stock may be used by the Company for any purpose permitted under Delaware law, including to raise capital, to provide equity incentives to employees, officers and directors and as consideration for acquisitions. The Board of Directors may also consider a stock split or stock dividend in the future. The Company might not have enough available shares of common stock for these types of transactions in the future if the Proposed Amendment is not approved by the stockholders. Therefore, the Board of Directors believes that it is in the Company’s best interest to have the authority to issue additional shares of common stock for various corporate purposes.

Although the proposed increase in the authorized capital stock could be construed as having potential anti-takeover effects, neither the Board nor management views this proposal in that perspective. Nevertheless, the issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire control of the Company, or of discouraging a third party from attempting to acquire control of the Company. We are not currently aware of any plans on the part of a third party to attempt to effect a change of control of the Company, and the amendment to our Amended and Restated Certificate of Incorporation has been proposed for the reasons discussed above and not for the possible anti-takeover effects if could have. Stockholders, however, should be aware that approval of the Proposed Amendment could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over the then current market prices. The Proposed Amendment is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of the company by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person.

Depending upon the consideration for which they may be issued, the future issuance of shares of the Company’s common stock may have a dilutive effect on the Company’s per share earnings or book value per share. No stockholder has any preemptive or preferential rights to purchase the Company’s shares, whether now or hereafter authorized.

The Board of Directors has, as to the currently authorized shares of common stock, and will have, as to the newly authorized shares of common stock, the power to issue shares for such lawful consideration, not less than the par value, as may be fixed from time to time by the Board of Directors. It is not anticipated that further stockholder approval for the issuance of the additional shares would be solicited or required; however, the NASDAQ rules do require stockholder approval in connection with certain compensation plans and other transactions. The Company would, of course, seek stockholder approval if those rules require such approval.

If the Proposed Amendment is approved and becomes effective, the first sentence of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation, which sets forth the Company’s authorized capital stock, will be amended to read as follows: “The total number of shares of capital stock which the Corporation shall have the authority to issue is 390,000,000 shares, consisting of (i) 350,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 40,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

Vote Required

The Proposed Amendment must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock voting in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR the Proposed Amendment to increase our authorized shares of common stock.

ITEM 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered accounting firm, to audit the books and financial records of the Company for the year ending December 31, 2008. The Company is asking its stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2008.

It is expected that a representative from Deloitte & Touche LLP will be present at the Annual Meeting.

Vote Required

The affirmative vote of a majority of the shares entitled to vote and represented at the Annual Meeting in person or by proxy will be required to approve the ratification of the appointment of the Company’s registered public accounting firm.

The Audit Committee and the Board of Directors recommend a vote FOR the ratification of the Board’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008.

Fees Paid to the Independent Registered Public Accounting Firm

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007. The following table summarizes the aggregate fees for services the Deloitte Entities provided during fiscal years 2007 and 2006:

	2007	2006
Audit Fees(a)	$1,373,914	$1,106,595
Audit-Related Fees(b)	22,809	20,756
Tax Fees(c)	238,623	151,000
All Other Fees	—	—

Total	$1,635,346	$1,278,351

(a)	Fees for audit services billed in 2007 and 2006 consisted of:

•	Audit of the Company’s annual financial statements

•	Evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting

•	Reviews of the Company’s quarterly financial statements

•	Comfort letters, consents and other services related to SEC matters

(b)	Fees for audit-related services billed in 2007 and 2006 consisted of:

•	Employee benefit plan audits

(c)	Fees for tax services billed in 2007 and 2006 consisted of tax compliance and tax planning and advice.

•

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.	Federal, state and local income tax return assistance

ii.	Sales and use, property and other tax return assistance

iii.	Assistance with tax return filings in certain foreign jurisdictions

The Company generally does not engage the Deloitte Entities for “other” services.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the Deloitte Entities and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of the four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters, and discussion surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and employee benefit plan audits.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax related activities, primarily in the area of corporate developments; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following information relates to plans in effect as of December 31, 2007 under which equity securities of Endo may be issued to employees and directors. Although the Endo Pharmaceuticals Holdings Inc. 2000, 2004 and 2007 Stock Incentive Plans provide that stock options may be granted thereunder to non-employee consultants, Endo has never granted any such options to any such consultants.

	Column A	Column B	Column C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders
Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan	1,680,114	$17.44	47,319
Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan	2,655,938	$28.54	1,223,688
Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan	—	$—	7,000,000
Equity compensation plans not approved by security holders
Not Applicable

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Roles and Responsibilities of Compensation Committee

The primary purpose of the Compensation Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation Committee confirms that total compensation paid to the chief executive officer, chief financial officer and those other individuals included in the Summary Compensation Table on page 32 is reasonable and competitive. All of these individuals are referred to as the “named executive officers”. Direct responsibilities of the Compensation Committee include, but are not limited to:

•

evaluating and approving goals and objectives relevant to compensation of the chief executive officer and other named executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and recommending for approval by the Board of Directors the compensation level of the chief executive officer;

•	evaluating and approving compensation levels of the named executive officers (and certain other employees);

•	evaluating and approving all grants of equity-based compensation to the named executive officers (and certain other employees);

•	recommending to the Board compensation policies for outside directors;

•

reviewing performance-based and equity-based incentive plans for the chief executive officer, other named executive officers and certain other employees and reviewing other benefit programs presented to the Compensation Committee by management; and

•

reviewing and approving the aggregate amount of dollars, in the case of the annual incentive compensation (IC), and stock options and restricted stock units, in the case of the annual long-term incentive compensation, that is available to the Company each year (these aggregate amounts are then divided among the employees in the discretion of management based on each employee’s performance).

Responsibilities of Endo Management

Endo management is required to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance. Direct responsibilities in this regard include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and

•	recommending pay levels, payout and/or awards for named executive officers and certain other employees other than the chief executive officer.

The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the named executive officers.

Outside Consultants

Since June 2006, the Compensation Committee has retained the firm of Towers Perrin, an outside global human resources consulting firm, as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. Towers Perrin is asked to provide independent, third-party advice and expertise in executive compensation issues. Towers Perrin provides the Compensation Committee with comparative market data and alternatives to consider when making compensation decisions and reviews the recommendations being made by the Company’s management for executives other than the chief executive officer. The Compensation Committee may retain other consultants and advisors from time to time. The Compensation Committee retains the ultimate responsibility for all compensation decisions.

The Company’s Executive Compensation Program Philosophy

Overall Program Objectives

The Company’s primary objective with respect to executive compensation is to design compensation programs that will align executives’ compensation with the Company’s overall business strategies and attract, motivate and retain highly qualified executives. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance in meeting or exceeding established goals, with the ultimate objective of improving shareholder value.

Accordingly, the Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	create a strong performance alignment with shareholders’ interests;

•	support the corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement; and

•	recruit and retain executive talent.

The Company seeks to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual cash incentive (i.e., annual cash incentive compensation (IC)); and

•

annual (and, under certain circumstances, periodic) grants of long-term, equity-based compensation (i.e., a long-term incentive), which has historically been comprised of stock options (and more recently restricted stock units) that are subject to time-based vesting requirements.

In order to enhance the Compensation Committee’s ability to carry out its responsibilities effectively, as well as ensure that the Company maintains strong links between executive pay and performance, the Compensation Committee reviews compensation information for each named executive officer which includes the following information:

•	the annual compensation and benefit values that are being offered to each executive;

•	the value of all outstanding equity awards; and

•	the value of all other compensation.

The Compensation Committee also meets with our chief executive officer and other senior management in connection with compensation matters and regularly meets in executive session with Towers Perrin but without management.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Compensation Committee regularly reviews the compensation practices at companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, especially specialty pharmaceuticals. While we do not believe that it is appropriate to establish compensation levels based primarily on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

The Compensation Committee believes that generally total executive compensation is targeted to fall between the median and the third quartile of compensation packages for executives in similar positions and with similar responsibilities at similar companies of comparable size. The Compensation Committee’s choice of this target percentile reflects the Company’s consideration for our shareholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable.

We believe that, given the industry in which we operate and our compensation philosophy and objectives, compensation falling between the median and the third quartile of similar companies is generally sufficient to retain our current executive officers and to hire new executive officers when and as required. In setting compensation for the named executive officers, the Compensation Committee considers comparative market data requested from Towers Perrin, its compensation consultant. In gathering relevant competitive market compensation data, the Compensation Committee approved the use of a sample of mid-sized specialty pharmaceutical companies, including high-growth industry companies with similar operations as Endo and mid-sized pharmaceutical companies that participate in Towers Perrin’s compensation database.

We refer to all of these sample companies as the “Data Point Companies.” The Committee believes that Endo competes with the Data Point Companies for talent and for shareholder investment. The Data Point Companies create a range of comparative compensation values that are utilized by the Compensation Committee to confirm that salary levels and overall incentive opportunities approved by the Compensation Committee are consistent with the Company’s overall objectives. The current Data Point Companies are:

Abraxis BioScience Inc., Alkermes Inc., Allergan Inc., Barr Pharmaceuticals Inc., Cephalon Inc., DURECT Corp., Forest Laboratories Inc., King Pharmaceuticals Inc., Medicines Co., Medicis Pharmaceutical Corp., MedImmune Inc., MGI Pharma Inc., Millennium Pharmaceuticals Inc., Mylan Laboratories Inc., Sciele Pharma Inc., Sepracor Inc. and Watson Pharmaceuticals Inc.

From time to time, the Compensation Committee re-evaluates the Data Point Companies in light of the Company’s size and business. Accordingly, the Data Point Companies may change. The Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by the Data Point Companies. Instead, the Compensation Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, leadership and growth potential.

Compensation Components

The three principal components of the Company’s total compensation are: base salary, cash incentive compensation (IC) and long-term equity-based incentive compensation (LTI). In allocating compensation among these elements, we believe that the majority of the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Under our compensation structure, the mix of base salary, cash incentive compensation and long-term equity-based incentive compensation varies depending on each named executive officer’s level. Although the Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, the following was the 2007 targeted mix (as well as 2007 actual mix) of these compensation vehicles for the named executive officers:

	2007 Base Salary	2007 Incentive Compensation Target	2007 Incentive Compensation Actual	2007 Long-Term Equity Incentive Compensation Target	2007 Long-Term Equity Incentive Compensation Actual
Peter A. Lankau(1)	$606,000	$363,600	$300,000	$3,150,000	$—
Charles A. Rowland	$450,000	$225,000	$225,000	$675,000	$675,000
Nancy J. Wysenski(2)	$143,365	$78,851	$78,851	$299,970	$450,000
Caroline B. Manogue	$375,000	$187,500	$187,500	$562,500	$562,500
David A.H. Lee(3)	$209,091	$104,546	$94,091	$313,637	$282,273
Joyce N. LaViscount	$275,000	$82,500	$82,500	$165,000	$165,000

(1)	Mr. Lankau announced his resignation on January 28, 2008, effective March 1, 2008. David P. Holveck joined the Company as its President & Chief Executive Officer on April 1, 2008
(2)	Ms. Wysenski joined Endo in September 2007. Accordingly, her 2007 base salary and incentive compensation targets shown above are pro-rated. Her annual rate of pay for 2007 is $450,000, and her 2007 long-term equity incentive compensation was not pro-rated. As described in more detail below under the section titled “Employment and Change in Control Agreements; Severance Agreements”, Ms. Wysenski, our Chief Operating Officer, (i) was paid $100,000 in connection with her commencement of employment with the Company on September 7, 2007, which amount will be grossed up for tax purposes in fiscal 2008 and (ii) was granted 100,000 stock options on such date.

(3)	As described in more detail below under the section titled “Employment and Change in Control Agreements; Severance Agreements”, Dr. Lee, our Chief Scientific Officer, is eligible for long-term equity incentive compensation equal to one-hundred-and-fifty percent (150%) of his 2007 salary for services rendered in 2007 (to be awarded in 2008). Prior to this year, Dr. Lee received long-term incentive compensation by virtue of his being a member of Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which Dr. Lee has an interest), and, accordingly, he was not historically eligible for long-term equity incentive compensation from the Company.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance taking into consideration market competitiveness. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain them. The base salary component of our executive officer compensation program is not designed to incentivize our near-term performance (as performance-based cash bonuses are designed to do), but rather to provide the baseline level of compensation to executive officers.

Considerations. Salaries for the named executive officers are determined initially by each individual’s employment agreement, which are described under “Employment Agreements” below. These salaries and the amount of any increase over these salaries are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Data Point Companies;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services;

•	internal review of the executive’s compensation, both individually and relative to other named executive officers;

•	the recommendations of the chief executive officer (except in the case of the chief executive officer’s own compensation); and

•	individual performance of the named executive officer, which includes:

•	achievement of individual annual goals and objectives, the risks and challenges involved, and the impact of the results;

•	performance of day-to-day responsibilities;

•	increases in competencies and skill development;

•	value of their contribution to function and company goal achievement; and

•	behaviors aligned with Endo core values.

Base salaries are generally reviewed annually. In reviewing salaries, the Compensation Committee adjusts salaries from time to time to realign salaries with market levels, individual performance and incumbent experience. The Compensation Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as incentive compensation and long-term incentive opportunities, where such an adjustment would correct a compensation imbalance, as the Compensation Committee deems appropriate.

Fiscal Year 2007 Decisions Regarding Base Salary. In October 2007, as part of the Compensation Committee’s annual review of compensation, Towers Perrin provided the Compensation Committee with a market assessment of the competitive compensation for the Company’s executive officers. This assessment included reviewing the Data Point Companies and:

•	establishing a benchmark match for each of the positions;

•	gathering and analyzing competitive compensation from relevant labor markets; and

•	developing competitive market medians of compensation for the positions.

Based on the competitive market data referred to above, the Compensation Committee developed, with the assistance of Towers Perrin, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation, and expected value of long-term incentive compensation) and then compared each of Endo’s executive officer’s current compensation to the market median for each data sample. The data showed that Endo’s former chief executive officer, Peter A. Lankau, who announced his resignation effective March 1, 2008, was compensated below the market competitive range for base salary but that the other executive officers are compensated within fifteen percent (15%) of the median of the market competitive range for base salary. The market data and the performance of each of Endo’s executive officer are reviewed each year, and there is no guarantee that any of their compensation will be aligned with the market.

Therefore, the following changes to the base salary of the named executive officers occurred in early 2008. Effective March 1, 2008, based on each individual’s performance, Ms. LaViscount’s salary was increased to $295,625, Dr. Lee’s salary was increased to $215,364, Ms. Manogue’s salary was increased to $390,000, Mr. Rowland’s salary was increased to $468,000 and Ms. Wysenski’s salary was increased to $468,000. Mr. Lankau announced his resignation on January 28, 2008, effective March 1, 2008, and accordingly was not awarded any change to his 2008 base salary.

Performance-Based Annual Cash Incentive Compensation (IC)

Purpose. The compensation program provides for an annual incentive that is performance linked. This incentive compensation, or IC, plan is a short-term incentive plan that rewards achievement of annual goals and objectives. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with shareholder value.

Considerations. The annual cash incentive compensation includes various incentive levels based on the named executive officer’s accountability and impact on Company operations, with target award opportunities established as a percentage of base salary. Under the employment agreement for each named executive officer, a target IC bonus is established, which is determined based on all factors that the Compensation Committee deems relevant, including (but not limited to) a review of the Data Point Companies’ compensation. In fiscal 2007, these targets ranged from 30% to 50% of base salary for the Company’s named executive officers. The annual bonus process for our named executive officers involves two basic steps:

•	At the outset of the fiscal year:

Set overall Company performance goals for the year; and

•	At the end of the fiscal year:

Measure actual performance (individual and Company-wide) against the predetermined Company performance goals and individual performance measures to determine the appropriate award.

These two steps are further described below:

(1) Setting Company performance goals. Early in each fiscal year, the Compensation Committee, working with senior management sets performance goals for the Company. In fiscal 2007, the bonus determination for each named executive officer was primarily based upon the Company’s performance against these goals. The goals that were established for fiscal 2007 are discussed below under “Fiscal Year 2007 Decisions Regarding Incentive Compensation.”

In determining the extent to which the pre-set performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

(2) Measuring performance. After the end of the fiscal year, the Compensation Committee reviews the Company’s actual performance against each of the performance goals established at the outset of the year. The Compensation Committee assesses the Company’s performance as well as each named executive officer’s performance against the individual goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year.

Discretion. Under the IC plan, the Compensation Committee has discretion, in appropriate circumstances (e.g., should the individual’s performance in any particular year be outstanding), to grant a lower or higher incentive payout versus target.

Fiscal Year 2007 Decisions Regarding Incentive Compensation. With respect to fiscal year 2007, the annual award for each of the named executive officers was based on the achievement of corporate goals as well as each executive officer’s individual performance. At the beginning of fiscal 2007, the Compensation Committee established performance goals for fiscal 2007, which were divided into the following categories and were weighted as follows:

• Financial Objectives, which included achieving certain total net sales and earnings per share targets, as well as targets related to product development and launches and achieving specified net sales and demand targets by product	40%

• Portfolio Development, which included adding to the Company’s current portfolio both through acquisitions and licensing transactions, in each case aligned with the strategic direction of the business, as well as through internal product development	40%

• Organizational Advancement, which included appropriately enhancing the Company’s personnel and infrastructure with a focus on improvement of core business processes and enhancing systems and controls	20%

The specific annual performance goals reflect the Company’s confidential operating plan and information, reflecting the Company’s confidential planning process, and, accordingly, to disclose these goals publicly would cause significant competitive harm to the Company.

These performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a very concerted effort on the part of the Company’s named executive officers in consideration of conditions and trends. In the past three fiscal years the named executive officers achieved performance goals at target or slightly below target levels. For 2007, a 95% incentive pool target was granted by the Compensation Committee (for both IC and long-term equity-based incentive).

The Compensation Committee reviewed the Company’s achievement of the financial and other objectives set forth above as well as each named executive officer’s contributions and awarded the named executive officers the bonus amounts set forth in the Summary Compensation Table.

Specifically, each of the following named executive officers received incentive compensation for 2007 performance equal to the following, expressed as a percentage of the IC targets set forth in their respective employment agreements, each in effect on December 31, 2007: Mr. Lankau, Chief Executive Officer—82.5%; Ms. LaViscount, Chief Accounting Officer—100%; Dr. Lee, Chief Scientific Officer—90%; Ms. Manogue, Chief Legal Officer—100%; Mr. Rowland, Chief Financial Officer—100%; and Ms. Wysenski, Chief Operating Officer—100%. Mr. Lankau announced his resignation on January 28, 2008, effective March 1, 2008. These percentages reflected the Compensation Committee’s judgment as to the extent to which applicable targets were met.

See also below under the heading “Post-Termination Benefit” that under employment agreements each named executive officer will be entitled to cash incentive compensation as a percentage of salary.

Long-term Equity-Based Incentive Compensation

Purpose. The long-term incentive program provides an annual award (and, under certain circumstances, a periodic award) that is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of long-term incentive (LTI) compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above. Currently, long-term incentive awards are equity based.

Stock Options. The Company’s long-term incentive compensation has historically taken the form of stock option awards. Stock options (which have exercise prices equal to the closing price on the date of grant) reward named executive officers only if the stock price increases.

The long-term incentive program calls for stock options to be granted with exercise prices of not less than the closing price of our common stock on the NASDAQ on the date of grant and generally to vest ratably over four years, based on continued employment. The Compensation Committee will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. New option grants to named executive officers normally have a term of ten years.

Restricted Stock Units. Beginning with grants made in 2008 relating to 2007 performance, the Compensation Committee determined to reduce the number of shares underlying stock option grants (determined using the Black Scholes valuation method) and add a grant of time-based restricted stock units (RSUs) for a lesser number of shares based on the closing price of our common stock on the NASDAQ on the date of grant. Each RSU represents the right to receive one (1) share of Company common stock as of the date of vesting. The Company believes that a combination of stock options and RSUs will more closely equate the value of the benefit received by the recipient to the accounting expense of the benefit to the Company. The Company also believes that the resulting blend of options and RSUs will more accurately reflect the pattern of equity-based awards that prevails in the Data Point Companies and in the external market generally. For 2008 grants, the targeted mix of options and RSUs for the named executive officers’ LTI was 75% options and 25% RSUs. For all employees in the Company, the targeted mix for 2008 grants is as follows:

Vehicle	Named Executive Officers & Senior Vice Presidents	Vice Presidents & Directors	Managers & Other Employees
Stock Options	75% of Total LTI	50% of Total LTI	Not Offered

Restricted Stock Units	25% of Total LTI	50% of Total LTI	100% of Total LTI

Considerations. The Company believes that the most effective means to encourage long-term performance by our named executive officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment. The long-term incentive program, which currently consists of equity based awards, is designed to set up a future reward structure so that employees who have an impact on the Company’s performance share in the results of that impact. The long-term incentive pool is established annually based on company achievement of goals and objectives, and can vary significantly from year to year. All Company employees are eligible to receive long-term incentive, although long-term incentives are allocated most heavily to:

•	Reward consistently high performing individuals who we expect will drive the future value of the company;

•	Reward individuals at all levels who have high impact relative to the expectations of their role; and

•	Retain individuals who have skills critical to the long-term success of the Company and who exemplify core value behavior.

Timing of Grants. Annual grants of stock options and RSUs to our named executive officers are made at a regularly scheduled meeting of the Board of Directors held during the first quarter of each year, and the grant date is the date of that meeting. The Compensation Committee may also make occasional grants during the year to employees of the Company. These grants are typically associated with promotions and hiring, and are typically made on the effective date of the promotion or the first day of work.

On September 6, 2007, upon the commencement of Ms. Wysenski’s employment with the Company, she was granted 100,000 stock options. These stock options were issued under the Company’s 2004 Stock Incentive Plan, and will vest ratably over a four-year period, one-fourth per year on each of the first four anniversaries of the date of grant, provided Ms. Wysenski remains employed by the Company.

On January 25, 2008, the Board of Directors approved a one-time special grant of stock options to three of our executive officers in connection with the resignation of Mr. Lankau and the resulting increase in responsibility for each of these individuals and in order to retain these individuals. Specifically, each of the following named executive officers received stock options on January 25, 2008: Ms. Manogue (50,000 stock options), Mr. Rowland (75,000 stock options) and Ms. Wysenski (75,000 stock options). The grant price for all stock option grants is the closing price of a our common stock as quoted on the NASDAQ on the date of grant. These stock options will vest 50% per year on January 25, 2009 and January 25, 2010, and upon termination of employment, these options will be treated in accordance with the 2007 Stock Incentive Plan; provided, however, that upon termination of any of these executive’s employment with the Company (i) by the Company without Cause or (ii) by the executive officer for “good reason” (in each case as such terms are defined in the respective executive’s employment agreement), all of these options including any previously unexercisable portions thereof shall become fully vested and exercisable as of the date of such termination of employment and shall remain exercisable for a period of one (1) year from and including the date of termination of employment and shall terminate thereafter.

Periodic Review. The Compensation Committee intends to review both the annual incentive compensation program and the long-term incentive program annually to confirm that their key elements continue to meet the objectives described above.

Fiscal Year 2007 Decisions Regarding Long-Term Equity-Based Incentive Program. In fiscal 2007, the Compensation Committee awarded long-term compensation for named executive officers pursuant to the program described above resulting in the awards of stock options identified in the Summary Compensation Table, the Stock Option Awards Table and the Long-Term Incentive Performance Based Awards Table.

In determining the annual grants of long-term incentive to the named executive officers, the Compensation Committee considered any pre-existing contractual requirements, market data on total compensation packages, the value of long-term incentive grants at the Data Point Companies, total shareholder return, share usage and shareholder dilution and, except in the case of the award to the chief executive officer, the recommendations of the chief executive officer.

Taking into account the above factors, each of the following named executive officers received long-term incentive compensation (consisting of stock options and RSUs in the proportions described above) in February 2008 for 2007 performance equal to the following, expressed as a percentage of the targets set forth in their respective employment agreements, each as in effect on December 31, 2007: Ms. LaViscount, Chief Accounting Officer—100%; Dr. Lee, Chief Scientific Officer—90%; Ms. Manogue, Chief Legal Officer—100%; Mr. Rowland, Chief Financial Officer—100%; and Ms. Wysenski, Chief Operating Officer—100%. Mr. Lankau announced his resignation on January 28, 2008, effective March 1, 2008, and, accordingly, did not receive long-term incentive compensation in 2008.

Benefits and Perquisites

The Company’s current practice is to limit use of perquisites. In 2007, other than as described below, the only perquisites provided to the named executive officers were financial planning services, use of a company car and term life insurance. Under the terms of her original employment agreement with the Company, the Company provided Ms. Manogue a rental house in the Chadds Ford, Pennsylvania area. This perquisite was offered to Ms. Manogue to facilitate her move to Pennsylvania from New York City. The Compensation Committee agreed to continue this benefit through the existing term of the lease for this rental property, which concluded in May 2007, after which time, this benefit terminated. In connection with Mr. Rowland’s joining the Company as our chief financial officer in December 2006, the Company agreed to provide him with a relocation allowance of up to $75,000 to cover documented and reasonable moving expenses that are incurred within twelve (12) months of December 6, 2006. An additional sum of $75,000 to cover any realtor’s fees incurred by Mr. Rowland in connection with his relocation to the Chadds Ford, Pennsylvania area will also be paid by the Company. Mr. Rowland was also eligible for temporary living expense reimbursement, to be approved by the Company, for up to twelve (12) months after December 6, 2006. All such sums must be repaid to the Company in the event Mr. Rowland voluntarily terminates his employment within eighteen (18) months of December 6, 2006. In connection with Ms. Wysenski’s joining the Company as our chief operating officer in September 2007, the Company agreed to provide her with a relocation allowance of up to $75,000 to cover documented and reasonable moving expenses that are incurred within twelve (12) months of September 7, 2007. Ms. Wysenski is also eligible for temporary living expense reimbursement, to be approved by the Company, for up to twelve (12) months after September 7, 2007. Additionally, should her employment status materially change involuntarily during her first twelve months of employment, she will be eligible for a one-time reverse relocation bonus of $75,000. All such sums must be repaid to the Company in the event Ms. Wysenski voluntarily terminates her employment within eighteen (18) months of September 7, 2007. Finally, Ms. Wysenski was paid $100,000 in connection with her commencement of employment with the Company on September 7, 2007, which amount will be grossed up for tax purposes in fiscal 2008.

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual IC bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is competitive.

Payments by Endo Pharma LLC to Carol A. Ammon

Endo Pharma LLC, a limited liability company that had at one point held a majority of our common stock (but that is no longer affiliated with us), and in which affiliates of Kelso & Company have a controlling interest and in which a certain member of management has an interest, advised our Board of Directors that, in connection with its eventual winding up, it would make a special allocation to Ms. Carol Ammon, our Chairman of the Board (until May 30, 2007) and former Chief Executive Officer, of approximately $22 million, with a portion of

Ms. Ammon’s payment being satisfied by granting to her the remaining unallocated Endo Pharma LLC stock options of approximately 0.8 million shares under the Endo Pharma LLC stock option plans. These 0.8 million options were granted by Endo Pharma LLC to Ms. Ammon in the fourth quarter of 2006 at an exercise price of $2.42 per share. Endo Pharma LLC paid the remaining portion of the allocation, in an amount of $1.8 million, to Ms. Ammon in 2007.

Post-Termination Benefits

Retirement Benefits. In December 2007, the Board of Directors approved the establishment, effective as of January 1, 2008, of two executive retirement programs: the 401(k) Restoration Plan and the Executive Deferred Compensation Plan, each of which are described below.

401(k) Restoration Plan

The purpose of the 401(k) Restoration Plan (Parity Plan) is to provide eligible employees with the opportunity to defer a portion of their compensation on a tax-favored basis in parity with the tax benefit provided under the qualified 401(k) plan. The 401(k) Parity Plan allows eligible employees whose compensation exceeds the Internal Revenue Code Section 401(a)(17) amount (or other criteria set by the Compensation Committee), including named executive officers, to defer eligible pay and receive company matching contributions after such individual’s compensation has exceeded the earnings maximum in the Company’s existing qualified 401(k) plan. The amount in any individual’s 401(k) Parity Plan account will be paid to such individual at termination of employment. Actual 401(k) Parity Plan participation will begin when an executive’s total cash compensation exceeds the Internal Revenue Code earnings limit for the qualified 401(k) ($230,000 for 2008). Individuals who elect to defer their eligible pay under the 401(k) Parity Plan will defer federal and state (to the extent allowed by state law) taxes until the account is paid to the individual.

Executive Deferred Compensation Plan

In December 2007, the Board of Directors approved the establishment of the Executive Deferred Compensation Plan, which permits executives to elect to defer up to 100% of the portion of the following year’s long-term incentive compensation that is in the form of restricted stock units (RSUs). The RSUs will vest while deferred. The 2008 grant of RSUs to executives will vest 50% in 2010 and 50% in 2012. It is anticipated that future grants will vest on the fourth anniversary of the grant date.

Deferral of the RSUs defers federal and state (as allowed under state laws) taxes on the compensation when the RSUs vest. The compensation is deferred until the deferred RSUs are settled in stock. The RSUs may be deferred to the earlier of termination or to a certain date from two to ten years after January 1 of the year of the grant. The value of the compensation an executive receives upon the stock delivery is based on the value of the Company’s common stock on the date the deferral is delivered to the executive, and the executive will be responsible for the federal and state taxes at that time. To date, no current executive officer has made an election to defer.

The Executive Deferred Compensation Plan also allows an executive to defer up to 50% of his or her annual cash incentive compensation award. When an executive makes his or her irrevocable election to defer cash incentive compensation, he or she also elects the time at which to receive payment of the deferral and the form of the payment. An individual may choose to defer the cash incentive compensation to a certain date from two to ten years after January 1 of the year of the grant or to termination of employment, whichever is earlier, and may choose to have the deferral paid in a lump sum or two to ten installments payments.

Employment and Change in Control Agreements; Severance Agreements

For many years, the Company has followed the practice of entering into a written employment agreement with each of its named executive officers. On December 19, 2007, the Company entered into amended and restated employment agreements with each of our named executive officers. On March 12, 2008, the Company announced that David P. Holveck had been named the Company’s President and Chief Executive Officer, with effect from April 1, 2008. The Company entered into an employment agreement with Mr. Holveck as of April 1, 2008.

The purpose of these agreements is to aid retention and recruitment and to encourage continued attention and dedication to assigned duties during periods of uncertainty in connection with a possible change in control transaction.

With the exception of Mr. Holveck’s employment agreement, each of these employment agreements has a rolling twenty-four month employment period commencing each day after January 1, 2008 and ending on the twenty-four month anniversary of such day (the “Employment Period”), unless either the Company or the named executive officer elects to terminate his or her Employment Agreement. Each Employment Agreement sets forth the annual salary of the respective named executive officer, which is, in each case, subject to annual reviews, at the discretion of the Compensation Committee.

Each named executive officer will be paid cash incentive compensation in an amount equal to a set percentage of his or her annual salary for each fiscal year (or such lesser or greater (not to exceed two hundred percent of the salary for such fiscal year) amount as is as is recommended in good faith and approved by the Compensation Committee) if the Company achieves certain performance targets set by the Compensation Committee for such fiscal year. The target cash incentive target for each named executive officer as contained in their respective employment agreement is set forth below:

Named Executive Officer	Target Incentive Compensation (IC)
Peter A. Lankau*	60% of his annual salary

Nancy J. Wysenski	55% of her annual salary

Charles A. Rowland	50% of his annual salary

Caroline B. Manogue	50% of her annual salary

David A.H. Lee**	50% of his annual salary

Joyce N. LaViscount	30% of her annual salary

*	Mr. Lankau announced his resignation on January 28, 2008, effective March 1, 2008.
**	On April 30, 2008, Dr. Lee announced his resignation from his position as Chief Scientific Officer to devote more time to his philanthropic activities.

Each named executive officer is eligible to earn as additional compensation for the services to be rendered pursuant to his or her employment agreement, long-term equity incentives (LTI) in an amount approved by the Compensation Committee.

Each of the named executive officers is eligible to earn as additional compensation the long-term equity incentives set forth in the following table equal to a set percentage of his or her annual salary for each fiscal year (or such lesser or greater percent of the salary for such fiscal year as is as is recommended in good faith by the chief executive officer and approved by the Compensation Committee):

Named Executive Officer	Target Long-Term Incentive Compensation (LTI)
Peter A. Lankau	**

Nancy J. Wysenski	200% of her annual salary

Charles A. Rowland	150% of his annual salary

Caroline B. Manogue	150% of her annual salary

David A.H. Lee	150% of his annual salary

Joyce N. LaViscount	60% of her annual salary

**	Mr. Lankau’s employment agreement provides that he shall be eligible to earn long-term compensation for services rendered in 2007 equal in value to $3,150,000 (or such lesser or greater amount as is approved by the Compensation Committee). However, Mr. Lankau announced his resignation on January 28, 2008, effective March 1, 2008, and accordingly, did not receive long-term compensation for services rendered in 2007.

If any named executive officer terminates his or her employment agreement for good reason or if the Company terminates him or her without cause, the Company will (i) pay a lump sum equal to two times (one times for Ms. LaViscount) his or her then current salary and target incentive compensation for the fiscal year in which the termination is effective and (ii) continue to provide such named executive officer with medical and life insurance benefits for twenty-four (24) months (twelve (12) months for Ms. LaViscount). If a named executive officer is terminated other than for cause within twenty-four (24) months of a change in control, then such named executive officer (including Ms. LaViscount) will be entitled to receive (x) a lump sum payment equal to two times the sum of (1) such named executive officer’s then current salary plus (2) the higher of (a) such named executive officer’s target incentive compensation for the fiscal year during which the termination is effective or (b) such named executive officer’s incentive compensation for the fiscal year immediately preceding the year in which the termination is effective, plus (y) medical and life insurance benefits for a period equal to twenty-four (24) months after the date on which the termination is effective. Each named executive officer’s employment agreement contains a non-compete provision.

Finally, Dr. Lee’s Employment Agreement is based on a work week of not more on average than twenty (20) hours per week.

Deductibility Cap on Executive Compensation and Company Policy on Parachute Payment

The federal income tax laws limit the deductibility of certain compensation paid to the Chief Executive Officers and the four most highly compensated executives required to be reported in the Summary Compensation Table (the “covered employees”) in excess of the statutory maximum of $1 million per covered employee. The Compensation Committee considers the applicable rules regarding deductibility when making awards, but reserves the right to make nondeductible payments when it deems appropriate. Each of the named executive officer’s employment agreement provides that, if any of the payments or benefits received or to be received by the executive (including any payment or benefits received in connection with a change of control or the executive’s termination of employment) will be subject to the excise tax under Section 4999 of the Internal Revenue Code for excess parachute payments, then the Company will pay to the executive an additional amount (for excise tax gross-up) such that the net amount retained by the executive, after deduction of any excise tax on and any federal, state and local income and employment taxes and after taking into account the phase out of itemized deductions and personal exemptions attributable to this payment, shall be equal to the total payments the executive would have otherwise received. An excess parachute payment is generally a change in control payment in excess of one times the average of the officer’s taxable W-2 income for the five years prior to the change in control (base amount), and generally only results if the change in control payment exceeds 2.99 times the base amount. Excess parachute payments, including any excise tax gross-up payments, are non-deductible to the Company under Section 280G of the Internal Revenue Code.

Recovery of Compensation

Although the Company does not have a formal policy relating to repayment of performance and other incentive based awards in the event of a restatement of its financial results, if the Company’s financial results were to be materially restated, the Compensation Committee would review the circumstances surrounding the restatement and determine whether to seek repayment of any such awards determined by the Compensation Committee to have been inappropriately received by the executive.

Peter A. Lankau Resignation; Appointment of David P. Holveck

On January 28, Peter A. Lankau announced his resignation as President and Chief Executive Officer of the Company effective March 1, 2008. He has also resigned from the Company’s Board of Directors effective January 28, 2008. In connection with Mr. Lankau’s resignation, the Company and Mr. Lankau entered into a separation agreement that provides Mr. Lankau with the payments and benefits which he would have been entitled to receive under his existing employment agreement had he been terminated by the Company, as well as accelerated vesting of 6,379 stock options originally granted on August 11, 2004 and 125,000 stock options originally granted on April 27, 2005. The remaining 256,250 stock options were unvested on March 1, 2008 and lapsed in accordance with their terms. The separation agreement also includes a release of claims by Mr. Lankau, mutual covenants providing for non-disparagement and Mr. Lankau’s continuing assistance with respect to investigations and litigation and non-competition covenants.

On March 12, 2008 the Company announced that David P. Holveck had been named the Company’s President and Chief Executive Officer, with effect from April 1, 2008. Mr. Holveck was appointed to the Company’s Board of Directors on March 25, 2008 to fill the vacancy created by Mr. Lankau’s resignation.

In connection with Mr. Holveck’s appointment as President and Chief Executive Officer, the Company entered into an executive employment agreement with Mr. Holveck, effective as of April 1, 2008. The initial term of Mr. Holveck’s agreement is three years and renews automatically for successive one-year periods unless 120 days’ notice of non-renewal is given by either party.

Under the terms of his employment agreement, Mr. Holveck is entitled to a base salary of $800,000 and an annual cash performance bonus with a target of 80% of salary and a maximum bonus of 200% of his base salary, as recommended and approved by the Compensation Committee, if the Company and Mr. Holveck achieve certain performance targets set by the Compensation Committee. Mr. Holveck received an initial grant of 46,088 restricted stock units on April 1, 2008 with approximately 86% vesting on the third anniversary of grant and approximately 14% vesting on the fourth anniversary of grant, in each case provided that Mr. Holveck is still employed by the Company on the applicable vesting dates. Mr. Holveck also received an initial grant of 188,632 stock options on April 1, 2008, vesting ratably over 4 years, based on continued employment by Mr. Holveck on the applicable vesting dates. The vesting of these equity awards accelerates in the event of Mr. Holveck’s death or disability or termination without cause or for good reason (as such terms are defined in Mr. Holveck’s employment agreement). Mr. Holveck is entitled to those other employee benefits, perquisites, reimbursement of expenses and vacation as are available to other senior executives of the Company.

Mr. Holveck’s employment agreement provides that on termination without cause or for good reason, including during the 24-month period following a change in control, Mr. Holveck will be entitled to a prorated bonus for year of termination (based on actual results), severance in an amount equal to two times the sum of his base salary and target bonus, and continuation of health and life insurance benefits for two years following termination. Receipt of this severance is conditioned on Mr. Holveck’s release of claims against the Company. Payments upon death or disability include a prorated bonus for the year of termination (based on actual results), and, in the event of disability, 24 months of salary continuation offset by disability benefits.

Mr. Holveck’s employment agreement also provides that Mr. Holveck will receive an additional payment to reimburse him for any excise tax imposed pursuant to section 4999 of the Internal Revenue Code, together with amounts for any additional taxes incurred by reason of such payment.

Mr. Holveck’s employment agreement also obligates Mr. Holveck not to solicit employees of the Company for 24 months following termination of employment and not to compete with the Company for 18 months following termination of employment, and to adhere to covenants relating to non-disparagement, and cooperation in any investigations and litigation.

Compensation Committee Report on Executive Compensation

The Compensation Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Members of the Compensation Committee:

Michael Hyatt (Chairman)

John J. Delucca

George F. Horner, III

Compensation of Executive Officers

Summary Compensation Table

The following summary compensation table sets forth, the cash and non-cash compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for the fiscal years ending December 31, 2006 and December 31, 2007:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter A. Lankau(4)	2007	$606,000	$—	$2,954,930	$300,000	$121,902	$3,982,832
President & Chief Executive Officer	2006	$519,500	$—	$2,583,200	$220,788	$3,059,086	$6,382,574	(5)

Nancy J. Wysenski(6)(7)	2007	$143,365	$144,899	$119,097	$78,851	$23,797	$510,009
Chief Operating Officer

Charles A. Rowland, Jr.(8)(9)	2007	$450,000	$—	$443,247	$225,000	$133,705	$1,251,952
Executive Vice President, Chief Financial Officer and Treasurer	2006	$32,596	$225,000	$30,359	$—	$105	$288,060

Caroline B. Manogue	2007	$375,000	$—	$782,941	$187,500	$154,198	$1,499,639
Executive Vice President, Chief Legal Officer and Secretary	2006	$365,468	$—	$676,919	$168,115	$6,152,731	$7,363,233	(5)

Joyce N. LaViscount	2007	$275,000	$—	$336,064	$82,500	$37,472	$731,036
VP, Chief Financial Accounting Officer	2006	$224,480	$—	$152,924	$74,750	$12,145	$464,299

David A.H. Lee, M.D., Ph.D.(10)	2007	$209,091	$—	$—	$94,091	$52,699	$355,881
Chief Scientific Officer	2006	$404,431	$—	$—	$153,688	$64,241	$622,360

(1)	The amounts shown in this column represent the compensation expense for each executive’s awards under FAS 123(R), including a portion of the value of option awards made in prior years, since expense is recognized ratably over a four-year requisite service period (but disregarding estimates of forfeitures for service-based vesting). See notes to our audited financial statements included in our 2007 Annual Report on Form 10-K for the assumptions we used in valuing and expensing these option awards in accordance with FAS 123(R).
(2)	The amounts shown in this column represent cash amounts earned pursuant to the Company’s incentive compensation plan with respect to 2007 and 2006 performance, respectively. These amounts were awarded by the Committee on February 21, 2008 and February 21, 2007, respectively.
(3)	The amounts shown in this column for 2007 include the items summarized in the table below:

Name	Year	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Other (e)
Peter A. Lankau	2007	$36,325	$13,500	$1,090	$25,031	$45,956
Nancy J. Wysenski(f)	2007	$10,310	$6,750	$—	$6,737	$—
Charles A. Rowland, Jr.	2007	$72,700	$13,500	$—	$47,505	$—
Caroline B. Manogue	2007	$56,780	$13,500	$260	$37,272	$46,386
Joyce N. LaViscount	2007	$10,784	$13,500	$690	$7,498	$5,000
David A.H. Lee, M.D., Ph.D.	2007	$22,305	$12,546	$1,980	$15,868	$—

(a)	Mr. Lankau received $10,473 for financial planning services, $23,329 for car allowance and related costs and $2,523 for spousal travel allowance. Ms. Wysenski received $8,280 for relocation allowance and $2,030 for car allowance and related costs. Mr. Rowland received $46,120 for relocation allowance, $15,464 for financial planning services and $11,116 for car allowance and related costs. Ms. Manogue received $32,619 for housing allowance, $14,650 for car allowance and related costs and $9,511 for financial planning services. Dr. Lee received $9,322 for financial planning services and $12,983 for car allowance and related costs. Ms. LaViscount received $10,784 for car allowance and related costs.
(b)	Represents the employers’ matching contribution to the Company’s Savings and Investment (401(k)) Plan.
(c)	Represents annual premiums paid by the Company for executive term life insurance policies. Such policies have also been purchased as of January 1, 2008 for Ms. Wysenski and Mr. Rowland.
(d)	The amounts shown in this column represent the reimbursement of taxes associated with perquisites and other benefits.
(e)	The amounts shown in this column represent payment for accrued but unused vacation days. All Company employees that maintained a balance of accrued but unused vacation days as of December 31, 2006, were eligible for such payment.
(f)	The Company expects to provide an additional payment in 2008 to offset taxes associated with Ms. Wysenski’s signing bonus.
(4)	Mr. Lankau resigned as President and Chief Executive Officer of the Company effective March 1, 2008. He also resigned from the Company’s Board of Directors effective January 28, 2008.
(5)	2006 amounts shown include cash awards made by Endo Pharma LLC in April 2006 to each of Mr. Lankau and Ms. Manogue in the amount of $3 million and $6 million respectively, in recognition of their significant past contributions to Endo’s success. Endo Pharma LLC is a limited liability company that is no longer affiliated with the Company, but had historically held significant portions of our common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest.
(6)	Ms. Wysenski joined Endo in September 2007. Her annual rate of pay for 2007 is $450,000.
(7)	Ms. Wysenski received a $100,000 signing bonus in September 2007 upon joining the Company plus a $44,899 additional bonus to recognize her contributions in 2007.
(8)	Mr. Rowland was paid a cash award of $225,000 for 2006 in connection with his commencement of employment with the Company: this payment was in lieu of an award under the Incentive Compensation Plan in 2007 and was paid on March 13, 2007.
(9)	Mr. Rowland joined Endo in December 2006. His annual rate of pay for 2006 was $450,000.
(10)	Dr. Lee’s salary was reduced to $209,091 based on his part-time employment agreement beginning in 2007. On April 30, 2008, Dr. Lee announced his resignation from his position as Chief Scientific Officer to devote more time to pursue his philanthropic activities. Dr. Lee will remain with the Company as a senior strategic adviser primarily to continue to support the Company’s activities in the area of public affairs.

The employment agreements, short-term and long-term incentive compensation plans and awards, explanation of amount of salary and bonus in proportion to total compensation, and other elements of the Summary Compensation Table are discussed at length in the Compensation Discussion and Analysis above.

2007 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to named executive officers during the fiscal year ended December 31, 2007:

Name	Grant Date(1)	Estimated Possible Payouts UnderNon-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock & Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)
Peter A. Lankau(5)	21-Feb-07	$0	$363,600	$1,212,000	175,000	$30.55	$2,661,978
Nancy J. Wysenski(6)	06-Sep-07	$0	$78,851	$286,730	100,000	$32.09	$1,500,010
Charles A. Rowland, Jr.(7)		$0	$225,000	$900,000
Caroline B. Manogue	21-Feb-07	$0	$187,500	$750,000	42,279	$30.55	$643,119
David A.H. Lee, M.D., Ph.D.(8)		$0	$104,546	$418,182
Joyce N. LaViscount	21-Feb-07	$0	$82,500	$550,000	12,402	$30.55	$188,651

(1)	The grant date of all awards is the date of the Board of Directors action in which such award is approved.
(2)	The amounts shown in these columns represent the range of Incentive Compensation Plan payouts targeted for 2007 performance as described in the section titled “Performance-Based Annual Cash Incentive Compensation (IC)” in the Compensation Discussion and Analysis above. There is no threshold for this award. The bonus payment for 2007 performance has been made according to the metrics described, and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(3)	These options were granted in 2007 based on the Company’s 2006 long-term incentive compensation payout. The 2007 equity incentive payout was made in February 2008 and is shown in more detail below:

Name	2007 Long-Term Equity Incentive Compensation: Number of Securities Underlying Stock Options (#)	Exercise or Base Price of Option Awards ($ / Sh) (a)	2007 Long-Term Equity Incentive Compensation: Restricted Stock Units (RSU) (#)	Grant Date Fair Value of RSU & Option Awards(b)
Peter A. Lankau	—	—	—	—
Nancy J. Wysenski	32,577	$25.19	4,466	$450,000
Charles A. Rowland, Jr.	48,866	$25.19	6,699	$675,000
Caroline B. Manogue	40,722	$25.19	5,583	$562,500
Joyce N. LaViscount	7,963	$25.19	3,275	$165,000
David A.H. Lee, M.D., Ph.D.	20,435	$25.19	2,801	$282,273

(a)	The exercise price is equal to the closing price on the date of grant, which was February 21, 2008.
(b)	The amounts shown in this column include the fair value under FAS 123(R) of the 2007 option awards on the date of grant determined using the Black-Scholes valuation model. Although the fair value of executive stock option grants listed above has been determined in accordance with the applicable accounting standards, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.
(4)	The amounts shown in this column represent the fair value under FAS 123(R) of awards granted in 2007 valued on the date of grant (even if not yet vested) determined using the Black-Scholes valuation model. Although the fair value of executive stock option grants listed above has been determined in accordance with the applicable accounting standards, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.
(5)	Mr. Lankau resigned as President and CEO of the Company effective March 1, 2008.
(6)	As described in more detail under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements”, Ms. Wysenski, our Chief Operating Officer received 100,000 stock options in connection with the commencement of her employment with the Company on September 6, 2007

(7)	As described in more detail under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements”, Mr. Rowland, our Chief Financial Officer, was paid $225,000 in connection with his commencement of employment with the Company on December 6, 2006; this payment was in lieu of an award under the incentive compensation plan for 2006 performance and was paid on March 13, 2007. Also on December 6, 2006, Mr. Rowland was granted (i) 100,000 stock options and (ii) in lieu of a 2006 option year grant (to have been granted in 2007), additional stock options valued at $250,000, with all such options valued with reference to the closing market price on December 6, 2006. Mr. Rowland’s 2007 equity and non-equity incentive plan targets are discussed in more detail under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements.”
(8)	On April 30, 2008, Dr. Lee announced his resignation from his position as Chief Scientific Officer to devote more time to pursue his philanthropic activities. Dr. Lee will remain with the Company as a senior strategic adviser primarily to continue to support the Company’s activities in the area of public affairs.

See the Compensation Discussion and Analysis above regarding the material terms, determining amounts payable, vesting schedule and other material conditions of these grants.

Outstanding Equity Awards at December 31, 2007

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers during the year ended December 31, 2007:

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date
Peter A. Lankau	—	175,000	(2)	$30.55	21-Feb-2017
	62,500	187,500	(2)	$28.61	14-Feb-2016
	125,000	125,000	(3)	$20.22	27-Apr-2015
	19,138	6,379	(3)	$16.47	11-Aug-2014
	300,000	—		$15.24	05-Aug-2013
	89,999	—		$9.17	19-Sep-2012

Nancy J. Wysenski	—	100,000		$32.09	6-Sep-2017

Charles A. Rowland, Jr.	29,088	87,263		$28.27	06-Dec-2016

Caroline B. Manogue	—	42,279		$30.55	21-Feb-2017
	32,500	97,500		$28.61	14-Feb-2016
	15,441	5,147		$16.47	11-Aug-2014
	70,000	—		$15.24	05-Aug-2013

Joyce N. LaViscount	—	12,402		$30.55	21-Feb-2017
	12,500	37,500		$32.99	10-Aug-2016
	3,025	9,072		$28.61	14-Feb-2016
	1,347	448		$16.47	11-Aug-2014
	3,859	1,286		$25.38	12-Apr-2014

David A.H. Lee, M.D., Ph.D.	—	—		—	—

(1)	The vesting dates of each option grant is listed in the table below by expiration date:

Expiration Date	Vesting Date	Expiration Date	Vesting Date
6-Sep-2017	25% on September 6, 2008	27-Apr-2015	25% on April 27, 2006
	25%on September 6, 2009		25% on April 27, 2007
	25% on September 6, 2010		25% on April 27, 2008
	25% on September 6, 2011		25% on April 27, 2009

21-Feb-2017	25% on February 21, 2008	11-Aug-2014	25% on August 11, 2005
	25% on February 21, 2009		25% on August 11, 2006
	25% on February 21, 2010		25% on August 11, 2007
	25% on February 21, 2011		25% on August 11, 2008

6-Dec-2016	25% on December 6, 2007	12-Apr-2014	25% on April 12, 2005
	25% on December 6, 2008		25% on April 12, 2006
	25% on December 6, 2009		25% on April 12, 2007
	25% on December 6, 2010		25% on April 12, 2008

10-Aug-2016	25% on August 10, 2007	05-Aug-2013	25% on August 5, 2004
	25% on August 10, 2008		25% on August 5, 2005
	25% on August 10, 2009		25% on August 5, 2006
	25% on August 10, 2010		25% on August 5, 2007

14-Feb-2016	25% on February 14, 2007	19-Sep-2012	25% on September 19, 2003
	25% on February 14, 2008		25% on September 19, 2004
	25% on February 14, 2009		25% on September 19, 2005
	25% on February 14, 2010		25% on September 19, 2006

(2)	300,000 of these options were forfeited in connection with Mr. Lankau’s separation from the Company on March 1, 2008
(3)	Pursuant to the terms of Mr. Lankau’s Separation Agreement dated January 28, 2008, the vesting of these options was accelerated effective March 1, 2008.

Options Exercises and Stock Vested in 2007

The following table summarizes the stock option exercises by the named executive officers during the fiscal year ended December 31, 2007:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Peter A. Lankau	—	$—
Nancy J. Wysenski	—	$—
Charles A. Rowland, Jr.	—	$—
Caroline B. Manogue	59,660	$1,528,752
Joyce N. LaViscount	—	$—
David A.H. Lee, M.D., Ph.D.	—	$—

Potential Payments Upon Termination or Change in Control

As discussed and described in the Compensation Discussion and Analysis under the heading “Post-Termination Benefits,” on December 19, 2007 the Company entered into amended and restated employment agreements with each of the named executive officers, effective December 19, 2007.

The following tables show the potential payments upon termination or change of control to the named executive officers, determined pursuant to amended and restated employment agreements executed December 31 2006 and effective January 1, 2007 as if such event(s) took place on December 31, 2006 (as if these amended and restated agreements were in effect).

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	Termination Without Cause (TWOC) or Quit for Good Reason (QFGR)	TWOC or QFGR Within 24 Months After Change of Control
Executive— Peter A. Lankau(1)
Two Times Base Salary Payable in Lump Sum	—	—	—	—	$1,212,000	$1,212,000
Two Times Target Incentive Compensation	—	—	—	—	$727,200	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—	—	—	—	—	$727,200
24 Months Medical and Life Insurance Benefits	—	—	—	—	$23,833	$23,833
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—	—	$924,000	—	—	—
Acceleration and Continuation of Equity Awards (in the money value at 12/31/07)(3)	—	$871,316	—	$871,316	—	—
Value of Term Life Insurance(4)	—	$1,000,000	—	—	—	—
Change of Control Excise Tax Gross-up(5)	—	—	—	—	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 24 Months After Change of Control
Executive— Nancy J. Wysenski
Two Times Base Salary Payable in Lump Sum	—	—	—	—	$900,000	$900,000
Two Times Target Incentive Compensation	—	—	—	—	$495,000	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—	—	—	—	—	$495,000
24 Months Medical and Life Insurance Benefits	—	—	—	—	$39,126	$39,126
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—	—	$612,000	—	—	—
Acceleration and Continuation of Equity Awards (in the money value at 12/31/07)(3)	—	—	—	—	—	—
Value of Term Life Insurance(4)	—	—	—	—	—	—
Change of Control Excise Tax Gross-up(5)	—	—	—	—	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 24 Months After Change of Control
Executive— Charles A. Rowland, Jr.
Two Times Base Salary Payable in Lump Sum	—	—	—	—	$900,000	$900,000
Two Times Target Incentive Compensation	—	—	—	—	$450,000	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—	—	—	—	—	$450,000
24 Months Medical and Life Insurance Benefits	—	—	—	—	$39,126	$39,126
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—	—	$612,000	—	—	—
Acceleration and Continuation of Equity Awards (in the money value at 12/31/07)(3)	—	—	—	—	—	—
Value of Term Life Insurance(4)	—	—	—	—	—	—
Change of Control Excise Tax Gross-up(5)	—	—	—	—	—	$465,537

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 24 Months After Change of Control
Executive— Caroline B. Manogue
Two Times Base Salary Payable in Lump Sum	—	—	—	—	$750,000	$750,000
Two Times Target Incentive Compensation	—	—	—	—	$375,000	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—	—	—	—	—	$375,000
24 Months Medical and Life Insurance Benefits	—	—	—	—	$38,005	$38,005
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—	—	$462,000	—	—	—
Acceleration and Continuation of Equity Awards (in the money value at 12/31/07)(3)	—	$52,499	—	$52,499	—	—
Value of Term Life Insurance(4)	—	$1,000,000	—	—	—	—
Change of Control Excise Tax Gross-up(5)	—	—	—	—	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 24 Months After Change of Control
Executive— Joyce N. LaViscount
Two Times Base Salary Payable in Lump Sum	—	—	—	—	$275,000	$550,000
One Times Target Incentive Compensation	—	—	—	—	$82,500	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—	—	—	—	—	$165,000
12 and 24 Months Medical and Life Insurance Benefits(6)	—	—	—	—	$19,563	$39,126
Excess of 12 Months Base Salary Over Disability Insurance Benefits	—	—	$131,000	—	—	—
Acceleration and Continuation of Equity Awards (in the money value at 12/31/07)(3)	—	$6,229	—	$6,229	—	—
Value of Term Life Insurance(4)	—	$1,000,000	—	—	—	—
Change of Control Excise Tax Gross-up(5)	—	—	—	—	—	$276,675

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 24 Months After Change of Control
Executive— David A.H. Lee, M.D., Ph.D.(7)
Two Times Base Salary Payable in Lump Sum	—	—	—	—	$418,182	$418,182
Two Times Target Incentive Compensation	—	—	—	—	$209,091	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—	—	—	—	—	$209,091
24 Months Medical and Life Insurance Benefits(2)	—	—	—	—	$27,799	$27,799
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—	—	$167,273	—	—	—
Acceleration and Continuation of Equity Awards (in the money value at 12/31/07)(3)	—	—	—	—	—	—
Value of Term Life Insurance(4)	—	$1,000,000	—	—	—	—
Change of Control Excise Tax Gross-up(5)	—	—	—	—	—	—

(1)	Mr. Lankau resigned as President and Chief Executive Officer of the Company effective March 1, 2008. He also resigned from the Company’s board of directors effective January 28, 2008. The actual payments and benefits provided to Mr. Lankau in 2008 are detailed in Endo’s form 8-K filed on January 30, 2008.
(2)	Under the Endo Pharmaceuticals Holdings Inc 2000, 2004 and 2007 Stock Incentive Plans, on disability all outstanding options, stock appreciation rights and all other outstanding awards granted to a participant will continue to vest in accordance with the terms of the applicable agreements. The participant shall be entitled to exercise each such option or stock appreciation right and to make any payment, give any notice or to satisfy other condition under each such other award, in each case, for a period of one (1) year from and including the later of (i) date such entire award becomes vested or exercisable and (ii) the date of termination of employment or retirement, and thereafter such awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may in its sole discretion provide for a longer or shorter period for exercise of an option or stock appreciation right or may permit a participant to continue vesting under an option, stock appreciation right or restricted stock award or to make any payment, give any notice or to satisfy other condition under any other award.
(3)	Upon termination without cause or quitting for good reason, as defined in the Stock Incentive Plans, the portions of outstanding exercisable options granted to participants shall remain exercisable for a period of one year from termination of employment and shall terminate thereafter. Upon change of control, awards not previously exercisable and vested will become fully exercisable and vested.
(4)	Our named executive officers are covered by term life insurance policies, the premiums for which are reimbursed by the Company. The premiums for these term life insurance policies are listed above in the “All Other Compensation” table. The amounts included above represent the death benefits that would be received from the insurance provider under these life insurance policies. Term life insurance policies have also been purchased as of January 1, 2008 for Ms. Wysenski and Mr. Rowland with coverage in the amount of $1,000,000 each.
(5)	Under the terms of the Amended and Restated Employment Agreements with each of our named executive officers, should any of the named executive officers become entitled to the change of control payments detailed above (“Total Payments”), the Company will pay to the named executive officer, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the named executive officer, after deduction of any excise tax on excess parachute payments under section 4999 of the Internal Revenue Code (“Excise Tax”) on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.
(6)	As described in more detail above under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements”, if Ms. LaViscount terminates her employment agreement for good reason or if the Company terminates her without cause, the Company will continue to provide Ms. LaViscount with medical and life insurance benefits for a period equal to twelve (12) months after the date on which the termination is effective. If Ms. LaViscount is terminated other than for cause within twelve (12) months of a change in control, then she will be entitled to receive benefits for a period equal to twenty-four (24) months after the date on which the termination is effective.
(7)	On April 30, 2008, Dr. Lee announced his resignation from his position as Chief Scientific Officer to devote more time to pursue his philanthropic activities. Dr. Lee will remain with the Company as a senior strategic adviser primarily to continue to support the Company’s activities in the area of public affairs.

2007 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($) (1)(2)	Total ($)
Roger H. Kimmel	$155,750	$27,147	$118,397	$301,294
Carol A. Ammon(3)	$1,831,857	$—	$—	$1,831,857
John J. Delucca	$93,750	$27,147	$56,415	$177,312
Michel de Rosen	$72,750	$27,147	$58,285	$158,182
George F. Horner III	$86,250	$27,147	$58,112	$171,509
Michael Hyatt	$81,750	$27,147	$118,397	$227,294
Clive A. Meanwell, M.D., Ph.D.	$54,250	$27,147	$118,397	$199,794

(1)	The amounts shown in these columns represent the 2007 compensation expense for each director’s stock-based awards under FAS 123(R), including a portion of the value of awards made in prior years, since expense is recognized ratably over the four-year requisite service period (but disregarding forfeitures). See notes to our audited financial statements included in our 2007 and 2006 Annual Report on Form 10-K for the assumptions we used in valuing and expensing these awards in accordance with FAS 123(R). The grant date fair value of each option and stock award granted in 2007, computed in accordance with FAS 123(R), is as follows:

Name	Grant Date	Fair Value on Grant Date of Restricted Stock	Fair Value on Grant Date of Stock Options
Roger H. Kimmel	March 12, 2007	$67,498	$67,507
Carol A. Ammon	—	—	—
John J. Delucca	March 12, 2007	$67,498	$67,507
Michel de Rosen	March 12, 2007	$67,498	$67,507
George F. Horner III	March 12, 2007	$67,498	$67,507
Michael Hyatt	March 12, 2007	$67,498	$67,507
Clive A. Meanwell, M.D., Ph.D.	March 12, 2007	$67,498	$67,507

(2)	The following table summarizes the number of stock options and restricted stock outstanding and exercisable at December 31, 2007, for each Director in 2007:

Name	Options Outstanding at Fiscal Year End	Options Exercisable at Fiscal Year End	Shares Outstanding at Fiscal Year End	Shares Vested at Fiscal Year End	Value at Fiscal Year End(a)
Roger H. Kimmel	38,308	18,741	2,262	—	$227,509
Carol A. Ammon	—	—	—	—	$—
John J. Delucca	14,567	2,500	2,262	—	$60,328
Michel de Rosen	14,567	2,500	2,262	—	$60,328
George F. Horner III	14,567	2,500	2,262	—	$60,328
Michael Hyatt	54,567	35,000	2,262	—	$523,328
Clive A. Meanwell, M.D., Ph.D.	39,567	20,000	2,262	—	$247,028

(a)	Based upon the closing price on December 31, 2007 of $26.67. Includes all outstanding options as of December 31, 2007, for which the exercise price is equal to or less than $26.67 per share.

(3)	During 2006, Endo Pharma LLC (a limited liability company that is no longer affiliated with the Company, but had historically held significant portions of our common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest) informed us that, in connection with its eventual winding-up, it would make a special allocation to Ms. Carol Ammon, our former Chairman of the Board and former Chief Executive Officer, of approximately $22 million. The majority of the special allocation was paid in 2006, via the grant of 809,893 Endo Pharma LLC options. These stock options were granted pursuant to the Endo Pharma LLC 1997 Stock Option Plan and, accordingly, were exercisable solely into shares of Company common stock that were held by Endo Pharma LLC (and not the Company). As a result, the exercise of these options did not result in the issuance of additional shares of Company common stock and did not dilute the ownership of our other public stockholders. The remaining $1.8 million of the $22 million special allocation was paid to Ms. Ammon during 2007.

Annual Cash Retainer Fees. For fiscal year 2007, each non-employee director who was not affiliated with the Company (a “Non-Affiliated Director”) received $7,500 cash per fiscal quarter of service. In addition, any Non-Affiliated Director who serves as the Chair of the Audit Committee receives an additional fee of $10,000 cash per year, and any Non-Affiliated Director who serves as the Chair of the Compensation Committee or the Nominating & Governance Committee receives an additional fee of $5,000 cash per year.

Meeting Fees. For fiscal year 2007, Non-Affiliated Directors also received a fee of $2,250 cash for attending each Board meeting and $1,000 cash for attending each committee meeting on which such individual serves.

Stock-based Awards. Effective February 21, 2007, the Non-Affiliate Directors received the stock compensation described below:

•

Each Non-Affiliated Director receives an annual stock award equal in value to $135,000, 50% of which is restricted stock units and 50% of which is options. The number of securities actually awarded to each director is calculated using the Black-Scholes valuation methodology.

•

The Compensation Committee annually reviews current market data and, if appropriate, recommends to the Board of Directors any necessary adjustment to the expected value of the annual stock award to directors.

•

All restricted stock units vest ratably over two years (50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date). Stock option awards vest ratably over a four-year period (25% on each of the first four years after the date of grant).

•	The annual stock award grant date is March 12 each year (or the next business day) and the exercise price of the securities granted is the closing price on the day of grant.

On March 12, 2008, Non-Affiliated Directors each received:

•

6,764 stock options with an exercise price of $24.63 (and a per option Black-Scholes value of $9.97), which vest ratably over a four-year period (25% on each of March 12, 2009, March 12, 2010, March 12, 2011 and March 2012);

•	2,741 shares of restricted stock valued at $24.63 per share (the closing price on the day of grant), which vest ratably over two years (50% on each of March 12, 2009 and March 12, 2010).

Directors Stock Election Plan; Directors Deferred Compensation Plan. Pursuant to the Endo Pharmaceuticals Directors Stock Election Plan, on December 16, 2007, Mr. Kimmel elected to receive 100% of his 2008 cash retainer fees in Endo common stock. Pursuant to the same plan, on December 27, 2007, Mr. de Rosen elected receive 50% of his 2008 cash retainer fees in Endo common stock. Accordingly, at the time that Messrs. Kimmel and de Rosen’s cash retainer fees are otherwise payable, the number of shares of Endo common stock are fixed and are reported as an acquisition of securities. Under the Endo Pharmaceuticals Deferred Compensation Plan, also on December 16, 2007, Mr. Kimmel elected to defer receipt of all of these shares. Mr. Kimmel has also elected to defer receipt of 50% of his annual grant of RSUs, the maximum permitted under the Deferred Compensation Plan.

OTHER INFORMATION REGARDING THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of April 15, 2008, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known by Endo to be the “beneficial owner” of more than 5% of common stock. Footnote (a) below provides a brief explanation of what is meant by the term “beneficial ownership.” The following table also sets forth, as of April 15, 2008, the number of shares of common stock beneficially owned by each of the Company’s then current directors and the chief executive officer, the chief financial officer and the other four most highly compensated executive officers of the Company as of April 15, 2008. The following table also sets forth, as of April 15, 2008, the number of shares of common stock beneficially owned by all then current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)	Percentage of Class(a)
Directors and Executive Officers:
John J. Delucca(b)	26,334	*
Michel de Rosen(c)	26,491	*
George F. Horner, III(d)	26,334	*
Michael Hyatt(e)	312,084	*
Roger H. Kimmel(f)	217,198	*
Clive A. Meanwell, M.D., Ph.D.(g)	51,334	*
David P. Holveck(h)(i)	234,720	*
David A. H. Lee, M.D., Ph.D.(h)(j)	208,990	*
Caroline B. Manogue(h)(k)	390,007	*
Charles A. Rowland, Jr.(h)(l)	246,916	*
Nancy J. Wysenski(h)(m)	212,043	*
Joyce N. LaViscount(h)(n)	92,677	*
All current directors and executive officers of Endo Pharmaceuticals Holdings Inc. as a group (12 persons)	2,045,128	1.7%

Other Stockholders:
D.E. Shaw Co., L.P. et. al(r)	13,190,341	10.8%
Capital Research and Management Co.(s)	12,300,000	10.1%
Barclays Global Investors, et. al.(t)	9,627,078	7.9%
Royce & Associates, LLC(u)	6,620,480	5.4%

*	The percentage of the class to be owned by such security holder represents less than 1%.
(a)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire in the future.
(b)	Mr. Delucca is a director of our company. The business address for Mr. Delucca is 314 Ardmore Road, Ho-Ho-Kus, NJ 07423. Mr. Delucca’s beneficial ownership represents (i) options to purchase 21,331 shares of common stock granted under the Endo Pharmaceutical’s Holdings Inc. 2004 and 2007 Stock Incentive Plans, 6,142 of which are exercisable within 60 days, (ii) 2,262 shares of restricted stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, 1,131 of which are fully vested and (iii) 2,741 shares underlying restricted stock units, granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.

(c)	Mr. de Rosen is a director of Endo. The business address for Mr. de Rosen is c/o ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, PA 19341. Mr. de Rosen’s beneficial ownership represents (i) options to purchase 21,331 shares of common stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 and 2007 Stock Incentive Plans, 3,642 of which are exercisable within 60 days, (ii) 2,262 shares of restricted stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, 1,131 of which are fully vested, (iii) 2,741 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan and (4) 157 shares of Endo common stock.
(d)	Mr. Horner is a director of Endo. The business address for Mr. Horner is c/o Prestwick Pharmaceuticals, 1825 K Street NW, Suite 1475, Washington DC. Mr. Horner’s beneficial ownership represents (i) options to purchase 21,331 shares of common stock under the Endo Pharmaceuticals Holdings Inc. 2004 and 2007 Stock Incentive Plans, 3,642 of which are exercisable within 60 days (ii) 2,262 shares of restricted stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, 1,131 of which are fully vested and (iii) 2,741 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.
(e)	Mr. Hyatt is a director of Endo. The business address for Mr. Hyatt is c/o Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179. Mr. Hyatt’s beneficial ownership includes (i) 225,000 shares of common stock owned directly by Mr. Hyatt, (ii) 20,750 shares held in trusts for which Mr. Hyatt serves as trustee and as to which shares Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote, (iii) options to purchase 61,331 shares of common stock granted under the Endo Pharmaceuticals Holdings Inc. 2000, 2004 and 2007 Stock Incentive Plans, 43,642 of which are exercisable within 60 days, (iv) 2,262 shares of restricted stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, 1,131 of which are fully vested and (v) 2,741 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan. Mr. Hyatt’s beneficial ownership excludes 25,000 shares of common stock held in a trust for the benefit of the children of Mr. Hyatt, as to which shares Mr. Hyatt has neither the power of disposition nor the power to vote.
(f)	Mr. Kimmel is the Chairman of the Board of Endo. The business address for Mr. Kimmel is c/o Rothschild, Inc., 1251 Avenue of the Americas, New York, New York 10022. Mr. Kimmel’s beneficial ownership includes (i) 165,400 shares of common stock held in trusts for which Mr. Kimmel serves as trustee and as to which shares Mr. Kimmel holds either the sole or the shared power of disposition and power to vote, (ii) options to purchase 45,072 shares of common stock granted under the Endo Pharmaceuticals Holdings Inc. 2000, 2004 and 2007 Stock Incentive Plans, 27,383 of which are exercisable within 60 days, (iii) 2,262 shares of restricted stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, 1,131 of which are fully vested, (iv) 1,723 shares of common stock which Mr. Kimmel has elected to defer receipt of under the Endo Pharmaceuticals Deferred Compensation Plan and (v) 2,741 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan. Mr. Kimmel’s beneficial ownership excludes a total of 15,000 shares of common stock held in trusts for the benefit of Mr. Kimmel’s adult children, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote.
(g)	Dr. Meanwell is a director of Endo. The business address for Dr. Meanwell is c/o The Medicines Company, 5 Sylvan Way, Parsippany, New Jersey 07054. Dr. Meanwell’s beneficial ownership represents (i) options to purchase 46,331 shares of our common stock granted under the Endo Pharmaceuticals Holdings Inc. 2000, 2004 and 2007 Stock Incentive Plans, 28,642 of which are exercisable within 60 days, (ii) 2,262 shares of restricted stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan, 1,131 of which are fully vested and (iii) 2,741 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.
(h)	The business address for this person is c/o Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.
(i)	Mr. Holveck is our President and Chief Executive Officer, effective April 1, 2008 and a Director of the Company effective March 25, 2008. Mr. Holveck’s beneficial ownership includes (i) 46,088 shares underlying restricted stock units and (ii) 188,632 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan, none of which are exercisable within 60 days.

(j)	Dr. Lee was our Chief Scientific Officer until April 30, 2008. On April 30, 2008, Dr. Lee announced his resignation from his position as Chief Scientific Officer to devote more time to pursue his philanthropic activities. Dr. Lee will remain with the Company as a senior strategic adviser primarily to continue to support the Company’s activities in the area of public affairs. Dr. Lee owns 0.02% of Endo Pharma LLC and may be deemed to share beneficial ownership of shares of common stock owned of record by Endo Pharma LLC by virtue of his status as a member of Endo Pharma LLC. Dr. Lee shares voting power along with the other members of Endo Pharma LLC with respect to shares of common stock owned by Endo Pharma LLC, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest. Dr. Lee’s beneficial ownership includes (i) 185,754 shares, which are held in the Lee 2007 Grantor Retained Annuity Trust, for which Dr. Lee serves as trustee and as to which shares Dr. Lee holds either the sole or the shared power of disposition and power to vote and (ii) options to purchase 20,435 shares of our common stock granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan, none of which are exercisable within 60 days and (iii) 2,801 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.
(k)	Ms. Manogue is our Executive Vice President, Chief Legal Officer and Secretary. Ms. Manogue’s beneficial ownership includes (i) 30,835 shares of Endo common stock, (ii) 353,589 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2000, 2004 and 2007 Stock Incentive Plans, 161,011 of which are exercisable within 60 days and (iii) 5,583 shares underlying restricted stock units.
(l)	Mr. Rowland is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Rowland’s beneficial ownership includes (i) 240,237 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2004 and 2007 Stock Incentive Plans, 29,088 of which are exercisable within 60 days and (ii) 6,699 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.
(m)	Ms. Wysenski has been our Chief Operating Officer since September 6, 2007. Ms. Wysenski’s beneficial ownership includes (i) 207,577 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2004 and 2007 Stock Incentive Plans, none of which are exercisable within 60 days and (ii) 4,466 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.
(n)	Ms. LaViscount has been our Chief Accounting Officer since August 9, 2006. Ms. LaViscount’s beneficial ownership includes (i) 89,402 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan, 28,142 of which are exercisable within 60 days and (ii) 3,275 shares underlying restricted stock units granted under the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan.
(r)	The business address for this entity is 120 West Forty-Fifth Street, 39th Floor, Tower 45, New York, NY 10036. This ownership information is based on a written statement from the stockholder received by the Company on February 28, 2008, which claims that the shares are held for investment purposes and states that it holds the voting power and investment discretion to acquire additional shares through open market purchases or otherwise, sell, trade, engage in short selling of, hedge, or enter into any similar transactions with respect to the shares through the open market or otherwise, or engage or participate in a transaction with the purpose or effect of changing or influencing the control of the issuer. Of the total shares beneficially owned, 13,186,641 shares are beneficially owned by D.E. Shaw Valence Portfolios, L.L.C. (Valence) and 3,700 shares are beneficially owned by D.E. Shaw Investment Management, L.L.C. (DESIM). Valence has voting and investment powers as follows: sole voting—0 shares; shared voting—13,186,641 shares; sole dispositive—0 shares; and shared dispositive—13,186,641 shares. DESIM has voting and investment powers as follows: sole voting—0 shares; shared voting—3,700 shares; sole dispositive—0 shares; and shared dispositive—3,700 shares. The 13,186,641 shares set forth above, include (a) 13,161,641 common shares and (b) the right to acquire 25,000 common shares through the exercise of listed call options.
(s)

The business address for this entity is 333 South Hope Street, Los Angeles, California, 90017. This ownership information is based on a written statement from the stockholder received by the Company on February 12, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting—7,000,000 shares; shared voting—0 shares; sole dispositive—12,300,000 shares; and shared dispositive—0 shares.

(t)	This ownership information is based on a written statement from the stockholder received by the Company on February 5, 2008, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, 6,695,333 shares are beneficially owned by Barclays Global Investors, NA (Global Investors) having a business address of 45 Fremont Street, San Francisco, California, 94105; 2,551,886 shares are beneficially owned by Barclays Global Fund Advisors (Fund Advisors) having a business address of 45 Fremont Street, San Francisco, California, 94105; 267,347 shares are beneficially owned by Barclays Investors, LTD (Investors LTD) having a business address of Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; 78,757 shares are beneficially owned by Barclays Global Investors Japan Limited (Japan Limited) having a business address of Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan; and 33,755 shares are beneficially owned by Barclays Global Investors Canada Limited (Canada Limited), having a business address of Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. Global Investors has voting and investment powers as follows: sole voting—5,625,308 shares; shared voting—0 shares; sole dispositive—6,695,333 shares; and shared dispositive—0 shares. Fund Advisors has voting and investment powers as follows: sole voting—2,551,886 shares; shared voting—0 shares; sole dispositive—2,551,886 shares; and shared dispositive—0 shares. Investors LTD has voting and investment powers as follows: sole voting—198,114 shares; shared voting—0 shares; sole dispositive—267,347 shares; and shared dispositive—0 shares. Japan Limited has voting and investment powers as follows: sole voting—78,757 shares; shared voting—0 shares; sole dispositive—78,757 shares; and shared dispositive—0 shares. Canada Limited has voting and investment powers as follows: sole voting—33,755 shares; shared voting—0 shares; sole dispositive—33,755 shares; and shared dispositive—0 shares.
(u)	The business address for this entity is 1414 Avenue of the Americas, New York, New York 10019. This ownership information is based on a written statement from the stockholder received by the Company on February 5, 2008, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting—6,620,480 shares; shared voting—0 shares; sole dispositive—6,620,480 shares; and shared dispositive—0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater-than-ten-percent stockholders (collectively, “Reporting Persons”) to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Endo securities with the SEC and the NASDAQ. These persons are also required to furnish the Company with copies of all Section 16(a) reports that they file with respect to Endo securities. Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 2007 and written representations from certain Reporting Persons that no other reports were required, the Company believes that, all the Reporting Persons complied with all applicable filing requirements for the fiscal year ended December 31, 2007.

NO DISSENTERS’ RIGHTS

The corporate action described in this Proxy Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In connection with the Company’s acquisition of Algos Pharmaceutical Corporation, affiliates and designees of Kelso & Company contributed all of their shares of Endo common stock to Endo Pharma LLC. This contribution represented approximately 86% of the Endo common stock originally contributed to Endo Pharma LLC, and these contributors continue to own an approximately 86% interest in Endo Pharma LLC. Endo Pharma LLC is a limited liability company that had at one point held a majority of our common stock (but that is no longer affiliated with us), and in which affiliates of Kelso & Company and a certain member of management have an interest. Endo Pharma LLC does not own any shares of Endo common stock.

Tax Sharing Agreement. On July 14, 2000, Endo Pharma LLC was formed in connection with our merger with Algos Pharmaceutical Corporation (Algos) to ensure that the stock options granted pursuant to the Endo Pharma LLC Stock Option Plans diluted only the Endo common stock held by persons and entities that held such shares prior to our merger with Algos. Endo Pharma LLC is a limited liability company that is no longer affiliated with the Company but had historically held significant portions of our common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest. Upon the exercise of these stock options, only currently outstanding shares of our common stock held by Endo Pharma LLC were delivered. Because Endo Pharma LLC, and not us, had provided the shares upon the exercise of these options, we entered into a tax sharing agreement (as amended) with Endo Pharma LLC under which we are required to pay to Endo Pharma LLC the amount of the tax benefits usable by us as a result of the exercise of these stock options into shares of our common stock held by Endo Pharma LLC. As of December 31, 2007, all 36 million of these stock options had been exercised into shares of our common stock held by Endo Pharma LLC. Upon exercise of any of these Endo Pharma LLC stock options, we are generally permitted to deduct as a compensation charge, for federal income tax purposes, an amount equal to the difference between the market price of our common stock and the exercise price paid upon exercise of these options (as of December 31, 2007, approximately $775 million), which is estimated to result in a tax benefit amount of approximately $298 million. Under the tax sharing agreement, we are required to pay this $298 million, $291 million of which had already been paid as of December 31, 2007, to Endo Pharma LLC to the extent that a compensation charge deduction is usable by us to reduce our taxes and based upon the assumption that all other deductions of Endo are used prior thereto. Additionally, as part of the tax sharing agreement, Endo Pharma LLC will reimburse us for the after-tax employer payroll taxes paid by us as a result of the exercise of the 36 million options discussed above. We have paid approximately $12 million in employer payroll taxes, of which Endo Pharma LLC will reimburse us for approximately $7 million, which represents the after-tax employer payroll tax paid by us for the periods from 2001 through December 31, 2007. As of December 31, 2007, our net liability due to Endo Pharma LLC is approximately $0.7 million, which relates to Endo Pharma LLC options exercised during 2007. All payments made and accrued pursuant to the tax sharing agreement have been reflected as a reduction of stockholders’ equity in the accompanying financial statements.

During the year ended December 31, 2007, the final 75,259 shares underlying stock options granted under the Endo Pharma LLC stock option plans were exercised. Since we expect the attributable compensation charge deductions to be usable to reduce our taxes in 2007, we are obligated, under our amended tax sharing agreement, to pay to Endo Pharma LLC an additional tax benefit amount of approximately $0.7 million, which is included in our net liability due to Endo Pharma LLC referred to above. Fifty percent of the estimated tax benefit amount attributable to these exercises and any additional tax benefits attributable to the exercise of stock options granted under the Endo Pharma LLC stock option plans in 2007 will be due within 15 business days of the date we receive a report on our final audited 2007 financial statements from our independent registered public accounting firm, and the remaining tax benefit amount attributable to 2007 is due within 30 business days of the date on which we file our 2007 tax return with the Internal Revenue Service. This will represent the final tax sharing payment due to Endo Pharma LLC.

As of December 31, 2007, there were no options remaining to be granted under the Endo Pharma LLC stock option plans.

Payments by Endo Pharma LLC to Carol A. Ammon. In March 2006, Endo Pharma LLC informed us that, in connection with its eventual winding-up, it would make a special allocation to Ms. Carol Ammon, our former Chairman of the Board and former Chief Executive Officer, of approximately $22 million, with all or a portion of Ms. Ammon’s payment being satisfied by granting to her the remaining unallocated Endo Pharma LLC stock options representing approximately 0.8 million shares under the Endo Pharma LLC stock option plans. This amount has been recorded in selling, general and administrative expenses during the year ended December 31, 2006 and as a capital contribution by Endo Pharma LLC. This grant of options to Ms. Ammon was made during the fourth quarter of 2006. The 0.8 million options were granted by Endo Pharma LLC to Ms. Ammon in the fourth quarter of 2006, as described above, at an exercise price of $2.42 per share. Therefore, approximately $20 million of the approximately $22 million recorded in the first quarter of 2006 was reclassified as a stock compensation expense representing the fair value of the option on the date of grant. These options were immediately vested and exercised by Ms. Ammon and the resulting compensation charge deduction of approximately $19 million and the resulting tax sharing obligation to Endo Pharma LLC is included in our tax sharing liability discussed above. Endo Pharma LLC funded the remaining $2 million to Ms. Ammon in June 2007.

Related Party Matters. Robert Ammon, the brother of our former Chairman and former Chief Executive Officer, is employed by the Company as a senior national account executive and has been since our founding as a private company in 1997. Mr. Ammon’s 2007 total compensation, including base salary, incentive compensation, long-term incentive compensation and all benefits (including health benefits), was approximately $254,000. Marisa O’Donnell, the daughter of Peter A. Lankau our former President and Chief Executive Officer, whose resignation was effective March 1, 2008, is employed by us as a sales representative and has been since 2006. Ms. O’Donnell’s 2007 total compensation, including base salary, incentive compensation, long-term incentive compensation and all benefits (including health benefits), was approximately $100,000. Both Mr. Ammon’s and Ms. O’Donnell’s total 2007 compensation is commensurate with other Endo employees that have the same or similar job responsibilities.

Mr. Hyatt, a director of the Company, is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment bank that performs services for the Company from time to time. No amounts were paid to Bear, Stearns & Co., Inc. in fiscal 2007.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters to be presented for stockholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors.

ANNUAL REPORT/ FORM 10-K

The Company’s 2007 Annual Report to its stockholders is being mailed to all stockholders concurrently with this Proxy Statement. Copies of the Company’s Form 10-K as filed with the SEC and any amendments thereto may be obtained without charge by writing to Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317, Attention: Secretary.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

The Company’s By-laws require that, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof, along with other specified material, in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. Accordingly, to make a proposal for consideration at our 2009 annual meeting that is “timely” within the meaning of the Company’s By-laws, a stockholder must make certain notice of such proposal is received by the Secretary of the Company no earlier than March 30, 2009 and no later than April 27, 2009. If the Company does not receive such notice between such dates, the notice will be considered untimely. For any other meeting of stockholders, the items of business must be received by the tenth day following the date of public announcement of the date of the meeting. Any stockholder who wishes to make a proposal should obtain a copy of the relevant section of the By-laws from the Secretary of the Company. Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

In addition, the Company’s By-laws require that any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within the time period and comply with the information requirements specified in Section 10 of Article II of the By-laws relating to stockholder nominations and the procedures set out in this Proxy Statement under the heading “Committees of the Board of Directors and Related Reports—Nominating Committee.” To be timely, a stockholder’s notice to the Secretary must be received at the principal executive offices of the Corporation (a) in the case of the annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting is first made, whichever first occurs. Accordingly, to submit a nomination to the Board for consideration at our 2009 annual meeting that is “timely” within the meaning of the Company’s By-laws, a stockholder must make certain notice of such nomination is received by the Secretary of the Company no earlier than March 30, 2009 and no later than April 27, 2009. If the Company does not receive such notice of nomination between such dates, the notice will be considered untimely. Any stockholder who wishes to make a nomination should obtain a copy of the relevant section of the By-laws from the Secretary of the Company.

Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2009 annual meeting must be received by us at our principal executive offices addressed to the Secretary of the Company no later than                     , 2008 in order to be considered timely for inclusion in the 2009 proxy statement.

All proposals should be addressed to the Secretary, Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JUNE 26, 2008

The proxy statement, annual report to security holders and related materials are available at http://phx.corporate-ir.net/phoenix.zhtml?c=123046&p=irol-sec

Chadds Ford, Pennsylvania

May     , 2008

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MAY 2, 2008

2008 ANNUAL MEETING ADMISSION TICKET

ENDO PHARMACEUTICALS HOLDINGS INC. 2008 ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 26, 2008 10:00 a.m. (EDT) Endo Pharmaceuticals 100 Endo Boulevard Chadds Ford, Pennsylvania 19317

Please present this ticket for admittance to the 2008 Annual Meeting.

ENDO PHARMACEUTICALS HOLDINGS INC.

ANNUAL MEETING OF STOCKHOLDERS

June 26, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Endo Pharmaceuticals Holdings Inc., a Delaware corporation, hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and (2) appoints David P. Holveck and Charles A. Rowland, Jr., or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Endo Pharmaceuticals Holdings Inc. held of record by the undersigned at the close of business on May 20, 2008 at the Annual Meeting of Stockholders to be held at the corporate headquarters of Endo Pharmaceuticals, 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317 on June 26, 2008, and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MAY 2, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

ENDO PHARMACEUTICALS HOLDINGS INC.

June 26, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730300000000000000 9 053007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect seven Directors, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

John J. Delucca George F. Horner, III Michael Hyatt Roger H. Kimmel David P. Holveck

Clive A. Meanwell, M.D.,Ph.D. Joseph C. Scodari William F. Spengler

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2008.

FOR AGAINST ABSTAIN

2. To amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.

FOR AGAINST ABSTAIN

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposals 2 and 3 and as said proxies deem advisable on such other matters as may properly come before the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.